UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Evergy, Inc.
(Name of Registrant as Specified In Its Charter)

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Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
March 25, 2019
Dear Shareholder:
We are pleased to invite you to the inaugural annual meeting of shareholders of Evergy, Inc. The meeting will be held at 10:00 a.m., local time, on Tuesday, May 7, 2019, at our Wichita Operations Center located at 4025 N. Toben St. in Wichita, Kansas 67226.
At this meeting, you will be asked to:

1.	Elect the 15 nominees named in the attached proxy statement as directors;

2.	Provide an advisory non-binding vote to approve the 2018 compensation of our named executive officers;

3.	Provide an advisory non-binding vote on the frequency of future advisory votes considering the compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019; and

5.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.
The attached Notice of Annual Meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.
Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend.

Sincerely,

Terry Bassham President and Chief Executive Officer

Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 7, 2019
Time:	10:00 a.m. (Central Daylight Time)
Place:	Wichita Operations Center 4025 N. Toben St. Wichita, Kansas 67226
PROXY STATEMENT
This proxy statement, accompanying proxy card and our 2018 Annual Report are made available to, and mailed, beginning on or about March 25, 2019, to holders of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2019 annual meeting of shareholders. Shareholders of record at the close of business on February 26, 2019, are entitled to notice of, and to vote at, the 2019 annual meeting of shareholders or any adjournment thereof. The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the 2019 annual meeting of shareholders.
In this proxy statement, we refer to Evergy, Inc. as “we,” “us,” “our,” “Company,” or “Evergy,” unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2019:
This proxy statement and our 2018 Annual Report are available at https://materials.proxyvote.com/30034W

ABOUT THE MEETING
What is a proxy? What is a proxy statement?
A proxy is another person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require that we make available to you when we ask you to vote your common stock at, or provide a proxy for, an annual meeting of shareholders.
Why did you provide me this proxy statement?
We provided you this proxy statement because you were a holder of our common stock as of the close of business on February 26, 2019 (the “Record Date”), and our Board is soliciting your proxy to vote at the annual meeting of shareholders. As permitted by SEC rules, we have mailed to many of our registered and beneficial shareholders a notice regarding the internet availability of proxy materials (the “Notice”) and elected to provide these shareholders access to this proxy statement and our 2018 Annual Report electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access via the internet the proxy statement and 2018 Annual Report, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice.
What will I be voting on?
At the annual meeting of shareholders, you will be voting on:

•	The election of the 15 nominees named in this proxy statement as directors;

•	An advisory non-binding resolution approving the 2018 compensation of our named executive officers as disclosed in the proxy statement (a “say on pay resolution”);

•	An advisory non-binding vote on the frequency of the say on pay vote; and

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for 2019.
How does the Board recommend that I vote on these matters?
The Board recommends that you vote:
✓ FOR each director nominee
✓ FOR the say on pay resolutions
✓ To have the say on pay vote submitted at ONE YEAR intervals
✓ FOR the ratification of the appointment of Deloitte & Touche

Who is entitled to vote on these matters?
You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, approximately 252,693,039 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding and will not be considered present or voted at the annual meeting of shareholders. Each share of common stock outstanding on the Record Date is entitled to one vote.
Business cannot be conducted at the annual meeting unless a quorum is present. In order to have a quorum, a majority of the shares of common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If there are not sufficient votes represented at the annual meeting in person or by proxy to constitute a quorum for approval of any matters to be voted upon, the annual meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.
Is cumulative voting allowed?
Cumulative voting is allowed only with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees. To exercise your cumulative voting rights, you must call 1-800-690-6903, or vote in person at the annual meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record, or a registered holder, with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.”
How many votes are needed to elect the director nominees?
The 15 director nominees receiving the highest number of “FOR” votes will be elected. However, pursuant to our Corporate Governance Guidelines, in any uncontested director election, any director nominee who receives a greater number of “withheld” votes (excluding broker non-votes and abstentions) than “FOR” votes will be required to promptly tender his or her resignation for consideration by the Board. Within 90 days after certification of the election results, the Board will decide, through a process managed by the Nominating, Governance, and Corporate Responsibility Committee and excluding the nominee in question, whether to accept the resignation. Aside from this resignation requirement, withholding authority to vote for some or all of the director nominees will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you.
How many votes are needed to approve the say on pay resolution?
The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve (on a non-binding advisory basis) the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
How many votes are needed to approve the frequency of submitting a say on pay resolution to shareholders?
Like the say on pay resolution, this frequency vote is also advisory and is not binding on the Company, the Board or Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee, however, will consider the outcome of the vote when making future decisions on the frequency of submissions of advisory say on pay resolutions to shareholders. The frequency option (one year, two years or three years) selected by the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote will be considered the frequency recommended by shareholders. If none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
How many votes are needed to ratify the appointment of Deloitte & Touche?
Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company. Your broker is entitled to vote your shares on this matter if no instructions are received from you.
Who is allowed to attend the annual meeting of shareholders?
If you own our shares as of the Record Date, you are welcome to attend the annual meeting of shareholders. You will need to register when you arrive at the meeting. Registration will begin at 8:45 a.m. and seating will begin at 9:00 a.m. We may also verify your name against our shareholder list. To verify your identity, you may be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in “street name” through a brokerage account or bank or other nominee, you should bring your most recent brokerage account statement or other evidence of your share ownership as of the Record Date. If we cannot verify that you own our shares, it is possible that you will not be admitted to the meeting. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.
May I ask questions at the annual meeting?
Yes. We will answer your questions at the end of the annual meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.
When will the 2020 annual meeting be held?
Our By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May. Therefore, the 2020 annual meeting will be held on May 5, 2020, unless changed by a resolution of the Board.
How can I propose someone to be a nominee for election to the Board?
The Nominating, Governance, and Corporate Responsibility Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the “Director Nominating Process” section on page 8.
Our By-laws require shareholders seeking to make a director nomination to give notice at least 60 days, but not more than 90 days, prior to the date of an annual shareholder meeting. If we give shareholders less than 70 days’ notice of an annual shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.

As noted above, our 2020 annual meeting is expected to be held on May 5, 2020. As a result, you must deliver your director nomination to us no earlier than February 5, 2020, and no later than March 6, 2020, in order to present the director nominee at the meeting. The director nomination must contain the information required by our By-laws.
How can I submit a proposal to be included in the proxy statement for the 2020 annual meeting?
To be considered for inclusion in our proxy statement for the 2020 annual meeting, the Company must receive notice of the proposal on or before November 26, 2019. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.
Can I bring up matters at an annual meeting other than through the proxy statement?
If you intend to bring up a matter at an annual shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days’ notice of an annual shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.
For example, as noted above, our 2020 annual meeting is expected to be held on May 5, 2020. As a result, you must deliver notice of a proposal to us no earlier than February 5, 2020, and no later than March 6, 2020, in order to bring it up at the meeting. The notice must contain the information required by our By-laws.
ABOUT PROXIES
How can I vote?
If you were a shareholder of record on the Record Date, there are four ways you may vote, as explained in the detailed instructions on your proxy card or Notice. You may:

•	vote via the internet by following the voting instructions on the proxy card or Notice;

•	vote by calling the toll-free number on the proxy card or Notice;

•	vote by completing and returning your proxy card in the enclosed envelope; or

•	vote in person by attending the annual meeting.
Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible. Please follow the instructions on the proxy card or notice for voting by one of these methods. Please help us save time and postage costs by voting through the internet or by telephone.
If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.
Please note that shareholders wishing to exercise their right to cumulative voting in the election of Company directors must vote in person at the annual meeting or by telephone (toll-free) by calling 1-800-690-6903.
What if I do not specify a choice for a matter when returning a proxy?
If a properly signed proxy is returned by a shareholder of record without shareholder directions by the close of voting, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?
You may receive more than one proxy card or Notice depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or one of our 401(k) savings plans, and the account names are exactly the same on each, you will receive one proxy card or Notice for all shares of common stock held in or credited to your accounts as of the Record Date. If the names on your accounts are different, you will receive more than one proxy card or Notice. We encourage you to have all accounts registered in the same name and address whenever possible.
For shareholders in the Evergy, Inc. 401(k) Plan, the proxy card or Notice covers all shares for which the shareholder has the right to give voting instructions to Empower Retirement, trustee of that plan. For shareholders in the Westar Energy, Inc. 401(k) Plan, the proxy card or Notice covers all shares for which the shareholder has the right to give voting instructions to Vanguard Fiduciary Trust Company, trustee of that plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 2, 2019, your shares will not be voted.
If you receive more than one proxy card or Notice, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before the close of voting by:

•	written notice to the Corporate Secretary;

•	submission of a proxy bearing a later date; or

•	casting a ballot at the annual meeting.
If your shares are held in street name, you must contact your broker or other nominee to change your vote or revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the annual meeting.
I have Company shares registered in my name, and also have Company shares in a brokerage account or in street name. How do I vote these shares?
Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote shares held in street name.
Will my shares held in street name be voted if I do not provide instructions?
New York Stock Exchange (“NYSE”) rules allow brokers, banks and other nominees to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche is considered a “routine” matter on which your broker, bank or other nominee can vote your shares without your instructions. The proposals relating to the election of directors, the say on pay resolution and the frequency of say on pay resolution are not “routine” proposals. Therefore, if you do not instruct your broker, bank and other nominee how to vote, your shares will not be voted on those proposals, which is referred to as “broker non-votes.” Therefore, it is important street name holders provide voting instructions to their brokers, banks and other nominees. Broker non-votes will have no effect on the results of the election of directors, the say on pay resolution or the frequency of the say on pay resolution.
Is my vote confidential?
We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.
Who pays for soliciting proxies for the annual meeting?
We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers and employees without additional compensation.
We have retained D.F. King & Co., Inc. to assist us in the solicitation of votes for a fee of $12,500, plus a charge of $5.00 per holder for telephone solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, banks, nominees and fiduciaries for their costs in sending proxy materials to holders of our shares.
ABOUT HOUSEHOLDING
Are you “householding” for your shareholders with the same address?
Yes. Shareholders of record who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of our proxy materials unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate copies of our proxy materials may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the proxy materials and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.

Evergy, Inc. Investor Relations P.O. Box 418679 Kansas City, Missouri 64141-9679 1-800-245-5275
Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?
Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on the Proxy Card
The 15 nominees named below have been recommended to the Board by the Nominating, Governance, and Corporate Responsibility Committee and nominated by the Board to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the annual meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors. Proxies cannot be voted for more than 15 nominees.
Nominees for Directors
The following persons are nominees for election to our Board:

Terry Bassham	Richard L. Hawley	Sandra J. Price
Mollie Hale Carter	Thomas D. Hyde	Mark A. Ruelle
Charles Q. Chandler IV	B. Anthony Isaac	John J. Sherman
Gary D. Forsee	Sandra A.J. Lawrence	S. Carl Soderstrom Jr.
Scott D. Grimes	Ann D. Murtlow	John Arthur Stall
The Board of Directors unanimously recommends a vote FOR each of the 15 listed nominees.
Director Nominating Process
The Nominating, Governance, and Corporate Responsibility Committee administers the process of identifying potential director nominees and evaluates and recommends director nominees to the Board.
The Nominating, Governance, and Corporate Responsibility Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines and as discussed in greater detail below. Director nominees identified by shareholders will be evaluated in the same way as nominees identified by the Nominating, Governance, and Corporate Responsibility Committee.
Shareholders who wish to identify director nominees for consideration by the Nominating, Governance, and Corporate Responsibility Committee should write to our Nominating, Governance, and Corporate Responsibility Committee at the address provided in “Board Policy Regarding Communications” on page 26. All submissions should comply with the information requirements set forth in our By-laws.
Director Nominee Qualifications
The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively.
The Board’s objective is to have a well-rounded and diverse membership possessing, in the aggregate, skill sets and core competencies that are conducive to long-term success. The Board considers diversity in the broadest sense, reflecting geography, age, gender and ethnicity, as well as other factors. The Board believes that a diverse group of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance.

The success of the Company depends not only on expertise-based competencies, but equally on the personal qualities and attributes of the directors, both individually and as a group. Attributes that directors should possess include, among others, practical wisdom and thoughtfulness in decision-making; mature and sound judgment; financial acumen and business experience; the highest level of personal and professional ethics, integrity and values; sufficient time and availability; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; collegiality, a collaborative and cooperative spirit and the ability to both lead and work within a team environment; and the courage to act constructively and independently. Non-management directors should also be able to meet the independence requirements of the NYSE listing standards and our Corporate Governance Guidelines.
The Board concluded that the competencies that are listed and described below are conducive to sustainable long-term shareholder and customer value.

•
Strategy Development. The utility industry is subject to extensive and dynamic regulation and operates in a complex and evolving technological and customer-centric environment. It is imperative that the Company actively engages in the setting and advancement of corporate strategy to generate and sustain long-term shareholder value. The Company’s directors should understand the complexities of the business, the factors driving growth opportunities and the major risks and vulnerabilities to effectively direct, oversee and monitor management’s actions to identify, measure, prioritize and respond to strategic opportunities and mitigate vulnerabilities. It is imperative that directors appreciate that technology, supply options, public policy and customer expectations are dramatically impacting conventional utility models. Long-term sustainability requires a capacity for rapid learning and intelligent adaptation.

•
Federal and State Regulation and Compliance. The utility business has stringent compliance and regulatory requirements mandated by numerous federal and state agencies, including the Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Environmental Protection Agency, the Occupational Safety and Health Administration, the Nuclear Regulatory Commission, the Missouri and Kansas utility commissions and many other federal and state agencies. The pervasive regulatory environment in which the Company operates adds significant complexity to strategy development and execution, operations, risk management and compliance oversight. In addition, it is important for the Company to champion ethical practices and for the Board and management to set an example that ensures regulatory and compliance requirements are met.

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Alignment of Company Culture and Compensation and Leadership Development. A company is only as strong as its employees. To create long-term shareholder and customer value, a strong, diverse team of people must be attracted, retained and developed. The Company’s culture and its compensation and leadership development programs are fundamental to achieving this goal. In order to build a strong positive corporate culture, the Company must foster an inclusive culture that embraces and reflects the diversity of the communities and customers that it serves. Employees need to care about the Company, each other and customers. A key component of building a “winning culture” is linking the financial success of the Company to individual employee efforts through recognition and comprehensive and competitive compensation plans.

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Accounting, Finance and Investment Management. Sound financial results and access to adequate capital are critical for success and one of the key indicators of performance. This is especially important for capital-intensive organizations such as the Company. The Company also is subject to extensive SEC internal control and financial reporting requirements. The Board and its committees are responsible for monitoring and overseeing the Company’s capital investment decisions, liquidity needs, operating budgets, internal and external audits, financing plans and ongoing financial performance and reporting.

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Risk Management. A comprehensive risk management program is integral to an organization’s ability to achieve its business and financial objectives. Through their risk oversight role, Board members oversee that the risk management policies and procedures designed and implemented by the Company are consistent with the Company’s strategy and risk appetite, and that necessary steps are taken to foster an enterprise-wide culture that supports appropriate risk awareness, behaviors and judgments about risk. There are numerous risks that must be evaluated and managed in the Company’s business, including nuclear operation and cybersecurity. Technological advances have been accompanied by a rapidly growing threat of cyberattack and cyberterrorism, including threats to the nation’s critical utility infrastructure. Board oversight of the Company’s cybersecurity program is critical to the program’s success.

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Operational Oversight. Utility operations are technologically complex and, in many areas, require a very specific industry skill set. Utility companies are increasingly installing integrated communications to support real-time control and information and data exchange in order to optimize system reliability, asset utilization and security. The Board is responsible for monitoring and overseeing Company operations including customer service, transmission, distribution and generation including the Company’s nuclear generation facility to ensure the safe, reliable and secure generation and delivery of electricity to customers and the region, which is essential to the creation of long-term shareholder and customer value. In addition, the Board focuses special oversight on strategic initiatives taken in response to rapidly changing market and technology opportunities.

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Customer Experience. Ensuring customer satisfaction is one of the most critical areas for the Company’s future success. As the industry continues to change, the ability to offer products and/or services that are unique and valuable to the customer will become increasingly important. To achieve a sustainable competitive advantage, the Company will need to understand customer preferences and offer the customer a great experience that involves more control over their energy use.

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Community and Political Relations. The Company has a long track record of community, political and regulatory involvement. The alignment and interdependence between these three groups is critical to the Company’s continued success. Strong communities are foundational to the growth and sustainability of the Company’s service territory and thus the sustainability of long-term shareholder and customer value.

Each director nominee provided a self-evaluation against these core competencies, and the Board evaluated the contribution level of each director, using the categories of “experienced,” “moderate experience,” “minimal experience” and “no experience.” On average, fourteen of the director nominees rated himself or herself as being “experienced” or “moderately experienced” in each of the core competencies, with an average of eleven of the director nominees identifying himself or herself as “experienced” in each of the core competencies.
The following summarizes the recent business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director in light of the Company’s business and structure. The Board believes that the items noted for each nominee demonstrate his or her superior leadership, high performance standards, mature judgment, strategic planning capabilities and the ability to understand and oversee the Company’s strategies, operations and management of the complex issues facing the Company. If applicable, tenure reflects the date on which the director nominee began serving on the board of directors of our predecessor companies, Great Plains Energy Incorporated (“Great Plains Energy”) or Westar Energy, Inc. (“Westar Energy”).

Terry Bassham	Director since 2011
Mr. Bassham, 58, is a member of the Board of Directors, President and Chief Executive Officer of Evergy (since 2018). Mr. Bassham was Chairman of the Board of Directors (2013-2018), President (2011-2018) and Chief Executive Officer (2012-2018) of Great Plains Energy and Kansas City Power & Light Company (“KCP&L”) prior to the merger with Westar Energy that resulted in the formation of Evergy. Prior to that, Mr. Bassham served in various capacities at Great Plains Energy and KCP&L including as Chief Operating Officer (2011-2012), Executive Vice President of Finance and Strategic Development and Chief Financial Officer (2005-2010) and KCP&L’s Executive Vice President of Utility Operations (2010-2011). Before joining KCP&L, Mr. Bassham was Executive Vice President, Chief Financial Officer and Chief Administrative Officer for El Paso Electric Company (NYSE: EE) (2001-2005) in Texas, where he oversaw the financial, treasury, regulatory and administrative functions. He originally joined El Paso Electric as General Counsel (1996-2001) with responsibility for legislative affairs, regulatory affairs and corporate governance.
Mr. Bassham serves on the Board of Directors of Commerce Bancshares Inc. (NASDAQ: CBSH) (since 2013), a bank holding company based in Kansas City, Missouri, where he serves on the audit and risk committee and compensation and human resources committee. Additionally, Mr. Bassham holds leadership positions at the Electric Power Research Institute and various charitable, non-profit and civic organizations. Mr. Bassham holds a Bachelor of Business Administration degree in accounting from the University of Texas-Arlington and a Juris Doctor degree from St. Mary’s University Law School in San Antonio, Texas.
Mr. Bassham’s qualifications to serve as our director include his leadership experience, his financial expertise and his extensive utility industry experience. Mr. Bassham also has extensive knowledge of the Kansas City metropolitan area, one of our significant markets. Mr. Bassham is, among other things, “experienced” in the following core competencies: Strategy Development; Operational Oversight; and Community and Public Relations.

Mollie Hale Carter	Director since 2003
Ms. Carter, 57, is Chairman of the Board of Directors, Chief Executive Officer and President of FirstSun Capital Bancorp (formerly Sunflower Financial) (since 1996) and Chairman of the Board of Directors of Sunflower Bank (since 2005), a regional community bank now headquartered in Denver, Colorado. She also serves as President of Star A, Inc., a privately-held business with Kansas agricultural and other investment interests (since 1996). She previously served as Senior Investment Officer at John Hancock Mutual Life Insurance Company (1986-1996). She also previously served on the Board of Directors of Archer-Daniels-Midland Company (NYSE: ADM), a global food processing and commodities trading corporation located in Chicago, Illinois (1996-2017). She is on the Board of Directors of the Kansas Health Foundation and the Heartland Chapter of the National Association of Corporate Directors. Ms. Carter is a graduate of Dartmouth College, receiving her Bachelor of Arts degree in economics. She obtained her Master of Business Administration from Harvard Business School.
Ms. Carter’s qualifications to serve as our director include her substantial leadership experience as a chief executive officer, her financial expertise and her significant experience serving as a director of a large public company. Ms. Carter is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development.

Charles Q. Chandler IV	Director since 1999
Mr. Chandler, 65, our Lead Independent Director, is Chairman of the Board of Directors and Chief Executive Officer (since 1996) of INTRUST Bank, N.A., and previously served as President of INTRUST Bank, N.A (1996-2013). Mr. Chandler also serves as President (since 1990), Chief Executive Officer (since 2009) and Chairman of the Board of Directors (since 2009) of INTRUST Financial Corporation. Both companies are large regional financial institutions headquartered in Wichita, Kansas. He serves as President and a member of the Board of Directors of the Kansas Society for Children with Challenges and on numerous other boards of directors of charitable, non-profit and civic organizations, including Wesley Medical Center, Kansas State University Foundation, Navigators, Fidelity State Bank and Trust and First Bank of Newton. He is a Wesley Medical Center Trustee. Mr. Chandler graduated from Kansas State University with a Bachelor of Business Administration degree and obtained his Master of Business Administration in finance from Northwestern University.
Mr. Chandler’s qualifications to serve as our director and Lead Independent Director include his extensive leadership experience as a chief executive officer, his financial expertise and his knowledge of the business community in Wichita, Kansas, one of our significant markets. Mr. Chandler is, among other things, “experienced” in the following core competencies: Risk Management; Customer Experience; and Community and Public Relations.

Gary D. Forsee	Director since 2008
Mr. Forsee, 69, served as President of the four-campus University of Missouri System (2008-2011). He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation, a global telecommunications company located in Kansas City, Missouri. He also serves on the Board of Directors of Ingersoll-Rand Public Limited Company (NYSE: IR) (since 2007), a global diversified industrial manufacturing company headquartered in Ireland, where he serves as chair of the corporate governance and nominating committee and as a member of the executive committee, compensation committee and technology and innovation committee. Mr. Forsee was previously a member of the Board of Directors of DST Systems, Inc., a provider of advisory, technology and operations outsourcing to the financial and healthcare industries located in Kansas City, Missouri that was publicly-traded until it was acquired in 2018 (2015-2018). Additionally, Mr. Forsee holds leadership positions at the University of Missouri-Kansas City Foundation and various other charitable, non-profit and civic organizations. Mr. Forsee was previously Lead Independent Director of Great Plains Energy and KCP&L prior to the merger with Westar Energy that resulted in the formation of Evergy. Mr. Forsee received his Bachelor of Science in engineering and an honorary engineering and doctorate from the Missouri University of Science and Technology (f/k/a University of Missouri-Rolla).
Mr. Forsee’s qualifications to serve as our director include his extensive leadership experience as a chief executive officer, his substantial experience serving as a director of other public companies and his extensive knowledge of the Kansas City metropolitan area, one of our significant markets. Mr. Forsee’s experience and insight acquired through managing large technologically complex and rapidly changing companies in dynamic regulatory environments is of particular value to the Company. Mr. Forsee is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development; and Customer Experience.

Scott D. Grimes	Director since 2014
Mr. Grimes, 57, is a member of the Board of Directors, Chief Executive Officer and Founder (since 2008) of Cardlytics, Inc. (NASDAQ: CDLX), an international digital marketing platform located in Atlanta, Georgia. Mr. Grimes previously served as Senior Vice President and General Manager, Payments (2005-2008), and Vice President, Strategy (2003-2005) at Capital One Financial Corporation, one of the largest financial institutions in the United States. He served as Principal (2001-2003) at Canaan Partners, an early-stage venture capital firm, and Principal (1991-1999) at McKinsey & Company, a worldwide management consulting firm. Mr. Grimes received a Bachelor of Science in electrical engineering from Union College and a Master of Business Administration from Stanford University Graduate School of Business.
Mr. Grimes’ qualifications to serve as our director include his extensive leadership experience as a chief executive officer, his knowledge of technology and his entrepreneurial activities. Mr. Grimes is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development; and Customer Experience.

Richard L. Hawley	Director since 2011
Mr. Hawley, 70, served as Executive Vice President and Chief Financial Officer of Nicor Inc. and Nicor Gas, a northern Illinois natural gas company (2003-2011). He was Chief Financial Officer of Puget Energy, Inc., a regulated electric and natural gas distribution utility located in Bellevue, Washington (1998-2002) and was a partner with Coopers & Lybrand (now PricewaterhouseCoopers), an international accounting and consulting firm (1984-1998), after holding several other positions with the firm (1973-1984). He also served on the Board of Directors of Fisher Communications, Inc., a media company located in Seattle, Washington that was publicly-traded until being acquired (2003-2013). Mr. Hawley received his Bachelor of Arts in business administration from the University of Washington.
Mr. Hawley’s qualifications to serve as our director include his work experience as a chief financial officer and audit partner, his years of experience within the electric and gas utility industries and his experience as a director of a public company. Mr. Hawley is, among other things, “experienced” in the following core competencies: Federal and State Regulation and Compliance; Accounting, Finance and Investment Management; and Risk Management.

Thomas D. Hyde	Director since 2011
Mr. Hyde, 70, served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde also previously served on the Board of Directors of Vail Resorts, Inc. (NYSE: MTN), a mountain resort company located in Broomfield, Colorado (2006-2012). Mr. Hyde serves as a trustee of the University of Missouri-Kansas City. Mr. Hyde received his Bachelor of Arts in English from the University of Kansas, his Juris Doctor from the University of Missouri-Kansas City and holds a Master of Business Administration in finance from the University of Kansas.
Mr. Hyde’s qualifications to serve as our director include his work experience in legal and leadership roles for one of the largest publicly-traded retailers in the world, and he provides deep insight and understanding on corporate governance matters. Mr. Hyde is, among other things, “experienced” in the following core competencies: Federal and State Regulation and Compliance; Risk Management; and Community and Public Relations.

B. Anthony Isaac	Director since 2003
Mr. Isaac, 66, was Senior Vice President and Head of Select Service Strategy and Development at Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide (2011-2015). He served as President of LodgeWorks, a Wichita, Kansas-based hotel management and development company (2000-2011). Before helping found LodgeWorks, Mr. Isaac served as President of the All-Suites Division of Wyndham Hotels and Resorts, an international hotel and resort chain based in Parsippany, New Jersey. He held the position of President of Summerfield Hotel Corp. prior to Summerfield’s merger with Patriot American Hospitality/Wyndham International. He sits on the Board of Directors of CorePoint Lodging (NYSE: CPLG), a real estate investment trust focused on the hotel industry that is located in Irving, Texas (since 2018), where he serves as chair of the nominating and corporate governance committee and a member of the capital committee. Mr. Isaac holds a Bachelor of Science degree in civil engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard University.
Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters. Mr. Isaac is, among other things, “experienced” in the following core competencies: Alignment of Company Culture and Compensation and Leadership Development; Accounting, Finance and Investment Management; and Customer Experience.

Sandra A.J. Lawrence	Director since 2004
Ms. Lawrence, 61, was the Executive Vice President and Chief Administrative Officer (2016-2019) and Executive Vice President and Chief Financial Officer (2005-2016) of Children’s Mercy Hospital, a comprehensive pediatric medical center in Kansas City, Missouri. Previously, she was the Chief Financial Officer (2005) and Senior Vice President and Treasurer (2004-2005) of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, packaging and medical research industries. She is on the Board of Directors of American Shared Hospital Services (NYSE American: AMS), on the Board of Directors of the Heartland Chapter of the National Association of Corporate Directors and on the boards of directors of various charitable, non-profit and civic organizations, including the Hall Family Foundation, the Nelson-Atkins Museum of Art and Women Corporate Directors. Ms. Lawrence is a graduate of Vassar College, receiving her Bachelor of Arts in psychology. She also received a Master of Arts in Architecture from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard Business School.
Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise and her extensive service as a director in a variety of organizations. Ms. Lawrence is, among other things, “experienced” in the following core competencies: Federal and State Regulation and Compliance; Alignment of Company Culture and Compensation and Leadership Development; and Accounting, Finance and Investment Management.

Ann D. Murtlow	Director since 2013
Ms. Murtlow, 58, is a member of the Board of Directors, President and Chief Executive Officer of the United Way of Central Indiana, a non-profit community impact organization (since 2013). Previously, she served as Principal of AM Consulting LLC, a consulting agency in Indiana (2011-2013). She served as Vice President and Group Manager of AES Corporation, a holding company for electric utilities located in Arlington, Virginia (1999-2011), and served as President, Chief Executive Officer and Director of Indianapolis Power & Light Company, an integrated electric utility, and its parent company, IPALCO Enterprises, both located in Indianapolis, Indiana (2002-2011). Ms. Murtlow currently serves on the Board of Directors of Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturing company in Lafayette, Indiana (since 2013), where she serves on the nominating and corporate governance committee and compensation committee, and on the Board of Directors of First Internet Bancorp and its subsidiary, First Internet Bank (NASDAQ: INBK), a financial institution in Fishers, Indiana (since 2013), where she serves on the nominating and corporate governance committee. She previously served on the Boards of Directors of the Federal Reserve Bank of Chicago (2007-2012), Herff Jones, a manufacturer of educational recognition and achievement products and motivational materials located in Indianapolis, Indiana (2009-2015), and AEGIS Insurance Services, Inc., a mutual insurance company in East Rutherford, New Jersey (2009-2011). Ms. Murtlow received her Bachelor of Science in chemical engineering from Lehigh University.
Ms. Murtlow’s qualifications to serve as our director include her extensive and varied senior management leadership experience and accomplishments and deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility. Ms. Murtlow has been named a Board Leadership Fellow by the National Association of Corporate Directors. Ms. Murtlow is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; and Operational Oversight.

Sandra J. Price	Director since 2016
Ms. Price, 60, is the former Senior Vice President, Human Resources of Sprint Corporation, a global telecommunications company located in Kansas City, Missouri (2006-2016). Previously, she served as Senior Vice President Designee for the Human Resources, Communications and Brand Management functions of the Sprint Local Telephone Division and a variety of other human resource roles (1993-2006). Prior to Sprint, she was a principal in the Blue Valley School District, Overland Park, Kansas, and in the Jenks Public School District, Tulsa, Oklahoma. She served as co-chair of KC Rising (2017-2018), a non-profit organization focused on economic development in the Kansas City metropolitan area. Ms. Price is a member of the Boards of Directors of the National Association of Corporate Directors and of the Kansas City Metropolitan Community College Foundation. Ms. Price received her Bachelor of Arts in special education from Oral Roberts University and a Master of Arts in education and administration from the University of Tulsa.
Ms. Price’s qualifications to serve as our director include her extensive and varied senior management leadership experience and accomplishments gained through her career. Ms. Price was named to the Kansas City Business Journal’s “Women Who Mean Business” list and to the Profiles in Diversity Journal’s “Women Worth Watching.” Ms. Price is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development; and Community and Political Relations.

Mark A. Ruelle	Director since 2011
Mr. Ruelle, 57, is Chairman of the Board of Directors. Mr. Ruelle served as a member of the Board of Directors, President and Chief Executive Officer of Westar Energy prior to the merger with Great Plains Energy that resulted in the formation of Evergy (2011-2018). Mr. Ruelle was also previously Executive Vice President and Chief Financial Officer of Westar Energy (2003-2011), and had held other financial, strategic planning and corporate development positions with Westar Energy. Mr. Ruelle also served as Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources and its integrated electric utility subsidiary, Sierra Pacific Power Company (1997-2001), and, following its acquisition by Sierra Pacific Resources, President of Nevada Power Company (2001-2002), in Las Vegas, Nevada. He is on the Board of Directors of Stormont-Vail Health Care and various charitable and civic organizations. Mr. Ruelle received both a Bachelor of Arts degree and a Master of Arts degree in economics from the University of North Dakota.
Mr. Ruelle’s qualifications to serve as our director and Chairman of the Board include his leadership experience, his financial expertise, his extensive utility industry experience and his knowledge of the business community in Topeka, Kansas, one of our significant markets and our Kansas operational headquarters. Mr. Ruelle is, among other things, “experienced” in the following core competencies: Federal and State Regulation and Compliance; Operational Oversight; and Community and Public Relations.

John J. Sherman	Director since 2009
Mr. Sherman, 64, is Vice Chairman of the Cleveland Indians Baseball Club (since 2016) and a Director of Crestwood Equity GP LLC (formerly known as Inergy GP, LLC) (since 2013). Crestwood Equity GP LLC is the general partner of Crestwood Equity Partners LP (NYSE: CEPQ), a midstream energy company located in Houston, Texas. He was a Director of Crestwood Midstream GP LLC (formerly known as NRGM GP, LLC) prior to that entity merging with Crestwood Equity GP, LLC. He formerly served as the Chief Executive Officer, President and Director of NRGM GP, LLC, general partner of Inergy Midstream, L.P (2011-2013). He also served as Founder, Chief Executive Officer and Director of Inergy GP, LLC (the general partner of Inergy, L.P.) (2001-2013) and served as President, Chief Executive Officer and Director of Inergy Holdings GP, LLC (2005-2010). He serves on the Boards of Directors of the Ewing Marion Kauffman Foundation, University of Missouri-Kansas City and various other charitable, non-profit and civic organizations. Mr. Sherman received his degree from Ottawa University.
Mr. Sherman’s qualifications to serve as our director include his extensive and varied senior management leadership experience, accomplishments and energy policy expertise, and his strong entrepreneurial focus. Mr. Sherman is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development; and Accounting, Finance and Investment Management.

S. Carl Soderstrom Jr.	Director since 2010
Mr. Soderstrom, 65, retired as Senior Vice President and Chief Financial Officer (2001-2004) for ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, Michigan, after serving as Senior Vice President, Engineering, for the company (1998-2001). Mr. Soderstrom previously held executive/management positions at Rockwell International (1986-1998), General Electric Company (1980-1986) and Emerson Electric (1977-1980). He is a member of the Board of Directors of Lydall Inc. (NYSE: LDL), a technology and manufacturing company headquartered in Manchester, Connecticut (since 2003), where he serves as chair of the governance committee and a member of the audit review committee. Mr. Soderstrom was previously a member of the Board of Directors of FreightCar America Inc. (NASDAQ: RAIL), a railcar manufacturing company located in Chicago, Illinois (2005-2018). Mr. Soderstrom graduated from Duke University and holds a Bachelor of Science in engineering with majors in mechanical engineering and economics. He received his Master of Business Administration from the University of Michigan.
Mr. Soderstrom’s qualifications to serve as our director include his substantial financial expertise, his operations and engineering knowledge from his experience at other large public companies and his substantial experience serving as a director of other public companies. Mr. Soderstrom is, among other things, “experienced” in the following core competencies: Accounting, Finance and Investment Management; Risk Management; and Operational Oversight.

John Arthur Stall	Director since 2019
Mr. Stall, 64, is an independent member of the board of directors of Wolf Creek Nuclear Operating Corporation, which operates Evergy’s Wolf Creek nuclear generating station (since 2011). Mr. Stall retired from NextEra Energy, Inc. (NYSE: NEE) in 2010, where he served in numerous nuclear leadership roles. He served as President of NextEra’s nuclear division (2009-2010), as Senior Vice President and Chief Nuclear Officer of NextEra (2001-2009), as Vice President, Nuclear Engineering of NextEra (2000-2001) and Vice President of NextEra’s St. Lucie nuclear generating station (1996-2000). He also served in leadership roles at Dominion Energy, Inc.’s (NYSE: D) North Anna nuclear generating station (1977-1996). Mr. Stall provides consulting services related to the nuclear industry, including serving as an arbitrator in complicated nuclear disputes, providing expert witness testimony to regulatory bodies and serving as the chair of an independent nuclear safety advisory committee for a publicly-traded electric utility that operates multiple nuclear generating units. He is also a member of the Institute of Nuclear Power Operations National Academy of Nuclear Training Accrediting Board (since 2008). Mr. Stall graduated from the University of Florida and holds a Bachelor of Science in nuclear engineering. He received his Master of Business Administration from Virginia Commonwealth University.
Mr. Stall’s qualifications to serve as our director include his substantial nuclear expertise, his operations and engineering knowledge from his experience at other large electric utilities and his leadership experience. Mr. Stall is, among other things, “experienced” in the following core competencies: Federal and State Regulation and Compliance; Risk Management; and Operational Oversight.

CORPORATE GOVERNANCE
We are committed to strong corporate governance practices that support the regulated nature of our business and the long-term interests of our shareholders.
Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines to provide a framework for our corporate governance initiatives. Our guidelines address, among other things, Board responsibilities and leadership, risk oversight, committee composition and director qualifications. The Nominating, Governance, and Corporate Responsibility Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and for recommending any changes to the guidelines to the Board.
Board Leadership Structure. We have separated the roles of Chairman of the Board and Chief Executive Officer, with Mr. Mark A. Ruelle serving as our Chair and Mr. Terry Bassham serving as our Chief Executive Officer. However, the Board believes it is important to maintain flexibility to combine the roles in the future if it is in the long-term interests of our shareholders. To support good governance practices, the Board has also designated Mr. Charles Q. Chandler IV as our Lead Independent Director. In addition, the chairs of the standing committees are independent members of the Board. A description of the duties of the Chair and Lead Independent Director positions follows.
Chairman of the Board
The Chair is responsible for presiding over all Board meetings and all executive sessions of the Board that include only non-management directors. The Chair may also call special meetings of the Board or shareholders, and also presides over Evergy’s shareholder meetings.
The Chair approves Board meeting agendas, which are prepared by the Chief Executive Officer reflecting input, if any, of the Chair and Lead Independent Director. The Chief Executive Officer and Chair also discuss the quality, quantity and timeliness of the flow of information from management.
The Chair also serves as the principal liaison between management, acting through or in consultation with the Chief Executive Officer, and the Board. He is also responsible for soliciting information from the non-management members of the Board regarding the performance of the Chief Executive Officer.
The Chair is also available for discussion with individual directors regarding key issues, individual director performance or any other matters relating to effectiveness of the Board. He may also interface from time to time with the public, including shareholders.
Working with the Nominating, Governance, and Corporate Responsibility Committee, the Lead Independent Director and Chief Executive Officer, the Chair is also responsible for interviewing, and recommending to the Board, all candidates for the Board. Among other duties, the Chair is also responsible for helping to set the tone for ethics and integrity at Evergy.
Lead Independent Director
The Lead Independent Director is responsible for developing agendas for executive sessions of independent directors and calling and presiding over the same. He also serves as a liaison between the Chair and the independent directors, reviews meeting agendas and reviews meeting schedules.
The Board believes that this structure is an appropriate corporate governance structure for the Company. Although NYSE requirements prohibit the Board from determining that Mr. Ruelle is independent, Mr. Ruelle owns a significant amount of Evergy stock and, as a result, his financial interests are aligned with those of Evergy’s shareholders. Moreover, the boards of directors of Great Plains Energy and Westar Energy approved the “merger of equals” transaction based on a belief that the transaction would provide, among other things, an opportunity to operate the combined company more efficiently than either company could have been operated alone, which benefits customers and shareholders alike. Successfully integrating the two companies requires dedication and deep operational knowledge, which are attributes that chief executive officers inherently possess due to their roles. By retaining Mr. Ruelle as non-executive Chair, and Mr. Bassham as Chief Executive Officer, the Board believes that Evergy is well-positioned to retain the deep institutional knowledge that will likely be valuable during integration. In addition, retention of both individuals ensures a continuity of service and representation in our local communities.
The Board has also appointed Mr. Chandler to serve as Lead Independent Director to ensure that Evergy’s independent directors are represented and have formal mechanisms in place to exercise their governance role. Mr. Chandler was previously independent chairman of the board of directors of Westar Energy.
Executive Sessions. Time is reserved on each Board meeting agenda for all directors to meet in executive session, with no members of management (other than the chief executive officer) present. Time is also reserved on each Board meeting agenda for the non-management directors to meet in executive session, presided over by our Chair, and for the independent directors to meet in executive session, presided over by the Lead Independent Director, in each case with no members of management present. Time is also reserved on each regular committee meeting for committee members to meet in executive session with no members of management present (except in the case of the Nuclear, Operations, and Environmental Oversight Committee, of which Mr. Bassham is a member).
Board Oversight of Risk Management. The Board is responsible for the oversight of all major risks (as well as mitigation plans), including strategic, financial, operational and compliance risks. In an effort to ensure appropriate and in-depth oversight of risk, the Board has delegated some specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Nominating, Governance, and Corporate Responsibility Committee is charged with ensuring that risk governance roles have been properly allocated, and the Audit Committee reviews Evergy’s policies with respect to risk assessment and risk management. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis.
At least once each year, the full Board receives a report from management of key risks and related mitigation plans. The full Board also receives updates on significant events and the status of, and changes in, the risks and mitigation plans. In addition, management makes regular presentations to the Board focusing on significant risk areas and corresponding mitigation plans and activities.
Board Attendance at Annual Meeting. Our Corporate Governance Guidelines provide that all directors are encouraged to attend annual meetings of shareholders.
Meetings of the Board. The Board held four meetings in 2018, following the inception of Evergy as a publicly-traded company in June 2018. Except for Mr. Soderstrom, each of our directors who was on the Board in 2018 attended at least 75 percent of the aggregate number of meetings of the Board and committees on which he or she serves. Mr. Soderstrom was unable to attend one set of Board and committee meetings. Due to the limited number of meetings held in 2018, Mr. Soderstrom was therefore only able to attend approximately 70% of the Evergy meetings. In 2016 and 2017, Mr. Soderstrom attended all meetings of the Westar Energy Board of Directors and committees thereof on which he served.
Committees of the Board. We have a robust committee structure, with five standing committees. Each committee is populated with at least six directors and led by an independent director. Additionally, four of these committees, including the committees required by NYSE standards, consist solely of independent directors. The following table identifies the current Board members and the committees on which they serve:

Name	Audit	Compensation and Leadership Development	Finance	Nominating, Governance, and Corporate Responsibility	Nuclear, Operations, and Environmental Oversight
Terry Bassham					X
Mollie Hale Carter		X		X
Charles Q. Chandler IV	X			X
Gary D. Forsee		X		X
Scott D. Grimes	X		X		X
Richard L. Hawley	X		X
Thomas D. Hyde	Chair			X
B. Anthony Isaac		X	Chair		X
Sandra A.J. Lawrence		X		Chair
Ann D. Murtlow	X		X		Chair
Sandra J. Price		X		X
Mark A. Ruelle					X
John J. Sherman		Chair	X
S. Carl Soderstrom Jr.	X		X		X
John A. Stall					X
Number of Meetings Held in 2018	5	4	4	3	3
Audit Committee. The committee’s primary purposes are to:

•
oversee processes related to integrity of Evergy’s financial statements, including the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	review the independence, qualifications and performance of the independent auditor and the performance of the audit services department;

•	oversee the preparation of all reports and other disclosures required of the Audit Committee by the SEC for inclusion in the annual meeting proxy statement; and

•	review Evergy’s compliance with legal and regulatory requirements and its Code of Ethical Business Conduct.
The authority and responsibilities of the Audit Committee are more fully set forth in its committee charter.
The committee’s members are Messrs. Hyde (Chair), Chandler, Grimes, Hawley, Soderstrom and Ms. Murtlow. The Board has determined that (i) each member of the committee is independent under the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (ii) each member of the committee is financially literate; and (iii) Mr. Hawley is an “audit committee financial expert” within the meaning of SEC regulations. No member of the committee serves on the audit committee of more than three public companies.
Compensation and Leadership Development Committee. The committee’s primary purposes are to:

•	establish an overall compensation philosophy that aligns the interests of executive officers with shareholders;

•	evaluate, and recommend for approval by the non-management members of the Board, Chief Executive Officer compensation, incentives and benefits;

•	evaluate and approve named executive officer compensation, incentives and benefits (other than the Chief Executive Officer);

•
advise the Chief Executive Officer on compensation, incentives and benefits for executive officers whose compensation is not otherwise set by the Board or the Compensation and Leadership Development Committee;

•
review management’s plans and programs for the attraction, retention, performance, succession, engagement and leadership development of the human resources needed to achieve Evergy’s objectives, including the succession of senior officers;

•	review the culture of Evergy; and

•
review and recommend that the Board approve the Compensation Discussion and Analysis section of the proxy statement and prepare or oversee the preparation of the committee report for the proxy statement.

Our Compensation and Leadership Development Committee is also responsible for reviewing whether our compensation program encourages excessive risk taking. The authority and responsibilities of the Compensation and Leadership Development Committee are more fully set forth in its committee charter.
The committee’s members are Messrs. Sherman (Chair), Forsee, Isaac, and Mses. Carter, Lawrence and Price. The Board has determined that each member of the committee is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.
Finance Committee. The committee’s primary purposes are to:

•	assist the Board with the management and review of matters relating to the financial condition and financing plans of Evergy;

•	review Evergy’s financial strategies and make appropriate recommendations to the Board;

•
review the capital requirements, capital structure and capital allocation strategy, including the cost of capital, short and long-term financing plans, dividend policies and treasury policies, of Evergy;

•	review and make recommendations to the Board regarding Evergy’s annual budget, including significant capital expenditures;

•
review principal risks relating to or arising out of Evergy’s practices concerning budgeting, financing, credit exposures and energy trading and marketing and measures to address and mitigate such risks;

•	review Evergy’s investor relations program, corporate insurance coverage and reports regarding certain employee benefit plans and nuclear decommissioning trusts; and

•	review Evergy’s tax strategy and treasury practices, and risks related to that strategy and those practices.

The authority and responsibilities of the Finance Committee are more fully set forth in its committee charter.
The committee’s members are Messrs. Isaac (Chair), Grimes, Hawley, Sherman, Soderstrom and Ms. Murtlow. The Board has determined that each member of the committee is independent under the NYSE listing standards.
Nominating, Governance, and Corporate Responsibility Committee. The committee’s primary purposes are to:

•	identify individuals who are qualified to become members of the Board;

•	recommend to the Board nominees to serve on the Board;

•	develop, recommend and oversee compliance with a set of appropriate corporate governance principles and practices applicable to Evergy to meet shareholder expectations;

•	oversee the evaluation of the Board;

•	review the effectiveness of Evergy’s corporate responsibility activities and processes; and

•	oversee and set compensation for members of the Board.
The authority and responsibilities of the Nominating, Governance, and Corporate Responsibility Committee are more fully set forth in its committee charter.
The committee’s members are Mses. Lawrence (Chair), Carter, Price and Messrs. Chandler, Forsee and Hyde. The Board has determined that each member of the committee is independent under the NYSE listing standards.
Nuclear, Operations, and Environmental Oversight Committee. The committee’s primary purposes are to:

•	advise and assist the Board with respect to oversight of the operations of Wolf Creek nuclear generating station;

•
advise and assist the Board with respect to oversight of the overall performance of Evergy’s operations, including electric generation, transmission and distribution, customer service and information technology;

•
review Evergy’s strategy and compliance with laws, regulations and standards relating to the ownership and operation of electric generating assets, including Wolf Creek, transmission and distribution and service to customers;

•	review all risks associated with Evergy’s operations, including physical and cybersecurity, and Evergy’s plans and processes for control and mitigation of those risks; and

•	review the safety and reliability of Evergy’s operations, with particular focus on nuclear safety, industrial safety, public safety and safety culture.
The authority and responsibilities of the Nuclear, Operations, and Environmental Oversight Committee are more fully set forth in its committee charter.
The committee’s members are Ms. Murtlow (Chair), Messrs. Bassham, Grimes, Isaac, Ruelle, Soderstrom and Stall. The Board has determined that each member of the committee, other than Mr. Ruelle and Mr. Bassham, is independent under the NYSE listing standards. Due to their extensive operational experience, including with respect to Wolf Creek, the Board determined that having Mr. Ruelle and Mr. Bassham on the committee is beneficial to the long-term interests of shareholders, customers and the community.

Code of Ethical Business Conduct. Our Board has adopted a Code of Ethical Business Conduct to set the tone for our expectation that all directors, officers and employees act in an ethical and lawful manner. We also expect all parties who work on Evergy’s behalf to embrace the spirit of the Code of Ethical Business Conduct. Other parts of our process to ensure lawful and ethical business conduct include policies and procedures, compliance monitoring and reporting and periodic training on various areas of the law and corporate policies. We have also established a “ConcernsLine,” which is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints. The ConcernsLine telephone number (1-866-266-7595) is listed in our Code of Ethical Business Conduct.
Our Corporate Governance Guidelines, committee charters and the Code of Ethical Business Conduct are available on the Company’s website at www.evergyinc.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105. We intend to disclose any change in the Code of Ethical Business Conduct, or any waiver from a provision in the Code of Ethical Business Conduct granted to a director or an executive officer, by posting such information on our website or by filing a Form 8-K. Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we makes with the SEC.
Other Governance Features. Described below are some of our other governance practices that we believe demonstrate our commitment to strong governance.
Annual Self-Assessments. The Board and each committee conduct annual self-assessments to determine whether the Board and the committees are functioning effectively. The self-assessment process is based on written Board and committee surveys that are completed by all Board members. The self-assessment topics generally include, among other matters, Board composition and Board and committee structure, meeting topics and process, quality and timeliness of information, diversity, risk management, succession planning and access to management. The Chair of the Nominating, Governance, and Corporate Responsibility Committee meets with each director to discuss the survey, and the process allows Board members to provide input on individual Board member effectiveness. Each Board committee receives and discusses the results of its self-assessment, and the Nominating, Governance, and Corporate Responsibility Committee receives and discusses the results of the Board and all committee self-assessments. The Board discusses the results of the self-assessment process and, as appropriate, oversees the implementation of enhancements and other modifications identified during the process.
Majority Voting Policy. Pursuant to our majority voting policy that is contained in our Corporate Governance Guidelines, in any uncontested director election, any director nominee who receives a greater number of votes “withheld” from his or her election (excluding broker non-votes and abstentions) than votes “for” such election must promptly tender his or her offer of resignation to the Board. Within 90 days after certification of the election results, the Board will decide, through a process managed by the Nominating, Governance, and Corporate Responsibility Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.
Mandatory Retirement / Tenure Policy. Each member of our Board who joined us in connection with the merger is not eligible to stand for election or re-election at the annual meeting of shareholders following his or her 75th birthday. Any director appointed after closing of the merger will not be able to stand for election or re-election at the annual meeting of shareholders following the earlier of (i) his or her 72nd birthday or (ii) 16 years of service. In addition, any director who experiences a significant change in primary employment since election to the Board will offer to resign, which offer will be evaluated by the Board in light of the individual circumstances.

Stock Ownership Requirements. Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer.
No Hedging / Pledging. Our securities trading policy, which was adopted by the Board and is overseen by our Nominating, Governance, and Corporate Responsibility Committee, prohibits all employees and directors from trading in options, warrants and puts and calls related to Evergy, and prohibits all employees and directors from engaging in any transaction to hedge the value of Evergy securities held by such individual. The policy also prohibits all employees and directors from holding Evergy securities in a margin account and pledging Evergy securities as collateral.
Oversight of Political Contributions. Our Nominating, Governance, and Corporate Responsibility Committee reviews and approves the annual political contribution budget, and reviews reports on political expenditures.
Transparent Environmental Disclosures. There has been continuing world-wide attention focused on issues related to climate change, and there have been multiple political, legal and regulatory efforts to influence climate change, such as efforts to reduce greenhouse gas emissions or impose a tax on these emissions. Evergy is committed to a long-term strategy to reduce carbon emissions in a cost-effective and reliable manner. Evergy is also committed to transparency. On its website, www.evergyinc.com, Evergy provides quantitative and qualitative data regarding various environmental, social and governance matters, including those relating to emissions, waste and water. The content of the website and report is not incorporated into this proxy statement.
DIRECTOR INDEPENDENCE
Our Corporate Governance Guidelines require that a majority of our directors be independent, as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted director qualification standards that are contained in our Corporate Governance Guidelines to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.evergyinc.com. Our director qualification standards are consistent with the NYSE objective independence standards.
The Nominating, Governance, and Corporate Responsibility Committee reviewed the applicable legal standards for Board and committee member independence and the director qualification standards. The Nominating, Governance, and Corporate Responsibility Committee also reviewed an analysis of the information provided by each director in an annual questionnaire and a report of transactions between Evergy and director-affiliated entities. The Nominating, Governance, and Corporate Responsibility Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Nominating, Governance, and Corporate Responsibility Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable and other transactions, none of which were material or affected the independence of a director nominee. The Board considered the fact that Mr. Chandler holds positions as a director and officer of INTRUST Bank, which has issued letters of credit related to the workers’ compensation program for the Wolf Creek nuclear power plant in which Evergy has an indirect 94% ownership interest and also holds a nominal amount of funds related to one of our employee association groups. The Board also considered the fact that Mr. Forsee is a director of Ingersoll-Rand, from which Evergy buys supplies from time to time in the ordinary course of business. The arrangements with INTRUST Bank and Ingersoll-Rand are comparable to those offered to other third parties, and neither Mr. Chandler nor Mr.

Forsee, as applicable, is involved in, or responsible for, or materially benefits from, the dealings with Evergy. The Board further considered the fact that Mr. Stall serves as an independent director of Wolf Creek Nuclear Operating Corporation, a subsidiary of the Company and, prior to joining the Evergy Board, received fees for his services. Such fees were less than $120,000 in each twelve month period within the last three years. Some of our directors also serve as trustees or directors of non-profit and community organizations on which other directors or officers also serve or to which we donate money. In each case, payments by us or our predecessor companies were less than the greater of $1 million or 2% of the entity’s consolidated gross revenue.
Based on this review, the Board affirmatively determined that the following directors (who are also nominees for directors at the annual meeting of shareholders) are independent under the NYSE listing standards and the director qualification standards:

Mollie Hale Carter	Thomas D. Hyde	Sandra J. Price
Charles Q. Chandler IV	B. Anthony Isaac	John J. Sherman
Gary D. Forsee	Sandra A.J. Lawrence	S. Carl Soderstrom Jr.
Scott D. Grimes	Ann D. Murtlow	John Arthur Stall
Richard L. Hawley
Mr. Ruelle is not considered an independent director as a result of his position as a former executive officer of Westar Energy. Mr. Bassham is not considered an independent director as a result of his current position as an executive officer of Evergy.
RELATED PARTY TRANSACTIONS
The Board has adopted a written policy governing the identification, review, approval, consideration or ratification of related party transactions. The policy applies to any transaction in which Evergy (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. Pursuant to this policy, related party transactions are to be submitted to the Nominating, Governance, and Corporate Responsibility Committee for consideration at the next committee meeting or, if it is not practicable or desirable for the Company to wait until the next committee meeting, to the committee Chair. The Chair reports to the committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority. There were no related party transactions in 2018.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation and Leadership Development Committee is or was an officer or employee of Evergy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Leadership Development Committee was also an executive officer.

BOARD POLICY REGARDING COMMUNICATIONS
The Board values input from shareholders and the many constituents that are impacted by Evergy’s activities. Communications relating to corporate governance, succession planning, executive compensation and general oversight of the Board can be sent to:
Chair, Nominating, Governance, and Corporate Responsibility Committee
Evergy, Inc.
Attention: Corporate Secretary
1200 Main St.
Kansas City, Missouri 64105
Communications can also be sent by e-mail to boardofdirectors@evergyinc.com. All relevant communications will be forwarded to the Chair of the Nominating, Governance, and Corporate Responsibility Committee to be handled on behalf of the Board. The Board believes that communications relating to general business operations, financial results, strategic direction and similar matters are appropriately addressed by management, and relevant communications that relate to these topics will be shared with appropriate members of management.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters affecting Evergy. Complaints or concerns may be submitted on a confidential and anonymous basis either through the “ConcernsLine” (1-866-266-7595) or by letter addressed to:
Corporate Secretary
Evergy, Inc.
1200 Main St.
Kansas City, Missouri 64105
All complaints or concerns will be forwarded to the Chair of the Audit Committee. Confidentiality will be maintained to the fullest extent practicable, consistent with the need to conduct an adequate investigation and applicable legal requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
The following tables show, as of March 1, 2019, beneficial ownership of Company common stock by (i) each executive officer named in the Summary Compensation Table of this proxy statement, (ii) each director, (iii) all directors and executive officers as a group and (iv) each shareholder who the Company knows is a beneficial owner of more than five percent of the outstanding shares of the Company’s common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than one percent of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than five percent of our common stock, except as described below. Except as noted below, the Company believes that the persons listed have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name		Beneficially Owned Shares (#)		Share Equivalents to be Settled in Stock(1) (#)	Total Share Interest (#)		Percent Of Class (%)
Named Executive Officers
	Terry Bassham	209,891	(2)	—	209,891	(2)	*
	Kevin E. Bryant	46,618	(3)	—	46,618	(3)	*
	Gregory A. Greenwood	67,304	(4)	—	67,304	(4)	*
	Anthony D. Somma	71,886	(5)	—	71,886	(5)	*
	Heather A. Humphrey	54,334	(6)	—	54,334	(6)	*
Non-Management Directors
	Mollie Hale Carter	—		87,156	87,156		*
	Charles Q. Chandler IV	5,767		94,156	99,923		*
	Gary D. Forsee	3,333		21,073	24,406		*
	Scott D. Grimes	788		8,088	8,876		*
	Richard L. Hawley	15,900		—	15,900		*
	Thomas D. Hyde	2,773		12,029	14,802		*
	B. Anthony Isaac	32,183		—	32,183		*
	Sandra A.J. Lawrence	472		57,148	57,620		*
	Ann D. Murtlow	3,302		8,088	11,390		*
	Sandra J. Price	—		5,676	5,676		*
	Mark A. Ruelle	98,898		—	98,898		*
	John J. Sherman	38,240		—	38,240		*
	S. Carl Soderstrom Jr.	16,301		—	16,301		*
	John A. Stall	—		—	—		*
All Evergy Directors and Executive Officers as a Group (22 persons)					961,404		*
*less than one percent
(1)
Includes equity that was deferred pursuant to a non-employee director deferred compensation plan that will settle in stock on a 1-for-1 basis and be distributed following termination of service on the Board pursuant to elections made by the director.

(2)	The amount shown includes 25,752 restricted stock shares and 35,096 restricted stock units.
(3)	The amount shown includes 7,512 restricted stock shares and 15,783 restricted stock units.
(4)	The amount shown includes 21,792 restricted stock units.
(5)	The amount shown includes 19,791 restricted stock units.
(6)	The amount shown includes 5,564 restricted stock shares and 15,129 restricted stock units.

Beneficial Ownership of 5 Percent or More

		Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Common Shares Outstanding(4)
	Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	29,757,662	11.3%
	BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	19,720,096	7.5%
	T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	13,367,619	5.0%

(1)
Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 11, 2019. The Vanguard Schedule 13G/A states that as of December 31, 2018, the reporting persons collectively held sole voting power with respect to 355,489 shares, shared voting power with respect to 160,934 shares, sole dispositive power with respect to 29,307,516 shares, shared dispositive power with respect to 450,146 shares and an aggregate beneficial ownership of 29,757,662 shares.

(2)
Based on information provided in Schedule 13G filed by BlackRock, Inc. (“BlackRock”) and its affiliated reporting persons on February 8, 2019. The BlackRock Schedule 13G states that as of December 31, 2018, the reporting persons collectively held sole voting power with respect to 17,459,566 shares and sole dispositive power with respect to 19,720,096 shares.

(3)
Based on information provided in Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) and its affiliated reporting persons on February 14, 2019. The T. Rowe Price Schedule 13G states that as of December 31, 2018, the reporting persons collectively held sole voting power with respect to 5,789,781 shares and sole dispositive power with respect to 13,328,519 shares.

(4)	The percentage is based on approximately 252,138,583 shares of our common stock outstanding as of March 1, 2019.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10 percent of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2018, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were timely made and that such persons were in compliance with the applicable requirements.

DIRECTOR COMPENSATION
Information regarding non-employee director compensation is summarized below. Mr. Bassham is an officer of Evergy and does not receive compensation for his service on the Board.
Each of our directors, except Mr. Stall, was appointed to the Board in connection with the closing of the merger that created Evergy on June 4, 2018. The narrative information that follows describes non-employee director compensation information relating to Evergy. In addition to the non-employee director compensation related to Evergy, the tabular disclosure below also includes compensation received by each director for his or her service on the boards of directors of Great Plains Energy or Westar Energy, as applicable, in 2018 prior to the completion of the merger. Mr. Ruelle was an officer of Westar Energy and did not receive compensation for his service on that board. Mr. Stall joined the Evergy Board in March 2019; therefore, he did not receive any related director compensation in 2018.
Non-Employee Director Compensation Process
Our Nominating, Governance, and Corporate Responsibility Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving compensation for our non-employee directors. The committee seeks to provide an overall non-employee director compensation program that is generally aligned with the 50th percentile of our peer group. However, due to the variation in peer company non-employee director compensation, and the fact that director compensation is not changed each year, in any given year overall non-employee director compensation may be above, at or below the market median. The committee reviews non-employee director compensation at our peer companies and relies in part on the advice of an independent compensation consultant.
Non-Employee Director Compensation
At closing of the merger, the Board, following a review by the directors that would comprise the Nominating, Governance, and Corporate Responsibility Committee after closing and based in part on a review of compensation practices at our peer companies and the advice of an independent compensation consultant, approved a compensation structure for non-employee directors that provides for the following: each non-employee director, other than the Chair and the Lead Independent Director, receives an annual cash retainer of $100,000, paid quarterly, and an annual stock award with a value of $130,000. The Chair receives an annual cash retainer of $155,000, paid quarterly, and an annual stock grant with a value of $185,000. The Lead Independent Director receives an annual cash retainer of $125,000, paid quarterly, and an annual stock award with a value of $130,000, which is the same as other non-employee directors. Committee chairs receive an additional annual cash retainer, paid quarterly, of $20,000 for each of the chairs of Audit Committee and the Compensation and Leadership Development Committee, and $15,000 for each of the chairs of the Finance Committee, the Nominating, Governance, and Corporate Responsibility Committee and the Nuclear, Operations, and Environmental Oversight Committee.
Prior to consummation of the merger, the most recent adjustment to compensation for the Westar Energy non-employee directors was in 2015, and for the Great Plains Energy non-employee directors was in 2017.
Election to Defer Compensation
Non-employee directors may defer the receipt of all or part of their cash retainers through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of Deferred Share Units (“DSU”) under the Evergy, Inc. Long-Term Incentive Plan (“LTIP”).
As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs.
Non-employee directors may also elect to have their cash retainers converted into DSUs under the LTIP.
Non-employee directors who served on the Westar Energy or Great Plains Energy board of directors, as applicable, had the ability to defer cash and equity compensation. Compensation that was deferred pursuant to those plans remains governed by the terms of those plans, including any interest crediting and the reinvestment of dividends.
Expense Reimbursement
Members of the Board will also receive standard reimbursements for expenses incurred in connection with meeting attendance and professional education.
Charitable Contribution Matching
We also match up to $10,000 per year of charitable donations made by each director to 501(c)(3) organizations that meet our strategic giving priorities. In addition, our directors can also participate in charitable giving campaigns that are available to all employees, for which the Company also provides matching donations either based on individual or aggregate donations.
Liability Insurance
Consistent with our peer group and other public companies, we provide liability insurance to our directors under our directors and officers insurance policies. We have also entered into standard indemnification agreements with each of our directors.
Stock Ownership Requirements
Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. As for December 31, 2018, all of our non-employee directors satisfied, or were on pace to satisfy, this requirement.
The following table outlines all compensation paid to our non-employee directors in 2018. The table includes compensation received by each non-employee director for his or her service on the boards of directors of Great Plains Energy or Westar Energy, as applicable, in 2018 prior to the completion of the merger. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2018. Mr. Stall is not included because he did not serve on the Board in 2018.

Director Compensation

Name		Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
	Mollie Hale Carter	96,250	129,969	3,923	188,497	418,639
	Charles Q. Chandler IV	120,500	189,925	37,594	204,396	552,415
	Gary D. Forsee	95,000	129,997	52,443	48,529	325,970
	Scott D. Grimes	95,000	129,997	—	12,291	237,288
	Richard L. Hawley	99,000	129,969	—	—	228,969
	Thomas D. Hyde	105,000	129,997	31,229	18,715	284,942
	B. Anthony Isaac	103,250	129,969	—	10,000	243,219
	Sandra A.J. Lawrence	103,250	129,969	3,865	115,991	353,074
	Ann D. Murtlow	102,500	129,997	—	12,291	244,788
	Sandra J. Price	95,000	129,997	—	20,780	245,777
	Mark A. Ruelle	77,500	27,451	—	10,000	114,951
	John J. Sherman	105,000	129,997	—	36,500	271,497
	S. Carl Soderstrom Jr.	93,000	129,969	—	—	222,969

(1)
The amounts reflect retainers paid by Great Plains Energy or Westar Energy, as applicable, prior to completion of the merger in 2018, and by Evergy following completion of the merger in 2018. In 2018, Westar Energy paid non-employee directors retainers of $17,500 for the first and second quarters of 2018, except the chairman of the board who received retainers of $27,500 for the same quarters. Westar Energy committee chairs received an additional annual retainer of $20,000 for the audit committee chair, $16,500 for the compensation committee chair and $13,500 for the chairs of the finance and nominating and corporate governance committees. Members of the Westar Energy committees received an additional retainer of $10,000 for audit committee members, $8,000 for compensation committee members and $6,000 for members of the finance and nominating and corporate governance committees. Members of Westar Energy board include Ms. Carter, Mr. Chandler, Mr. Hawley, Mr. Isaac, Ms. Lawrence and Mr. Soderstrom. Mr. Ruelle was an officer of Westar Energy and did not receive compensation for his service on that board. In 2018, Great Plains Energy paid non-employee directors retainers of $22,500 for the first and second quarters of 2018. Members of Great Plains Energy board include Mr. Forsee, Mr. Grimes, Mr. Hyde, Ms. Murtlow, Ms. Price and Mr. Sherman. See “Director Compensation - Non-Employee Director Compensation” above for information on fees paid by Evergy in 2018.

(2)
The amounts reflect equity retainers paid by Great Plains Energy or Westar Energy, as applicable, prior to the completion of the merger in 2018, and by Evergy following completion of the merger in 2018. In 2018, Westar Energy paid non-employee directors an annual equity retainer of $85,000, except the chairman of the board who received an annual retainer of $145,000. Additionally, following completion of the merger, the non-employee directors who were previously members of the Westar Energy board of directors received a stock award of $45,000, except Mr. Ruelle who received a stock award of $27,500, which awards approximate the difference between what equity the directors received for service on the Westar Energy board of directors and what they would have received for service on the Evergy Board. In 2018, Great Plains Energy paid non-employee directors an annual equity retainer of $90,000. Additionally, following completion of the merger, the non-employee directors who were previously members of the Great Plains Energy board of directors received a stock award of $40,000, which awards approximate the difference between what equity the directors received for service on the Great Plains Energy board of directors and what they would have received for service on the Evergy Board. The amount shown is the aggregate grant date fair value of equity granted in 2018 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(3)	The amounts shown represent the above-market earnings during 2018 on nonqualified deferred compensation.

(4)
This column is comprised of dividends on deferred compensation paid in shares of our common stock and on deferred stock, and charitable contribution matching.

Dividends on deferred compensation paid in shares of stock and on deferred stock are credited to the director as if they had been reinvested in shares of our common stock. With respect to compensation deferred pursuant to the Westar Energy deferred compensation plan, dividends are reinvested at a price equal to the average of the daily high and low prices of our common stock as reported on the NYSE for the three trading days immediately preceding the day the dividend is credited. With respect to compensation deferred pursuant to the Evergy (and Great Plains Energy) deferred compensation plan, dividends are reinvested at a price equal to the closing price of our common stock as reported on the NYSE for the trading day immediately preceding the day the dividend is credited.

The directors credited with dividend equivalents were Ms. Carter ($178,497), Mr. Chandler ($194,396), Mr. Forsee ($33,529), Mr. Grimes ($12,291), Mr. Hyde ($18,715), Ms. Lawrence ($115,991), Ms. Murtlow ($12,291) and Ms. Price ($8,280). The directors credited with dividend equivalents on deferred compensation payable in stock were Ms. Carter ($89,956) and Ms. Lawrence ($39,444).

The directors for whom the Company provided charitable matching contributions were Ms. Carter ($10,000), Mr. Chandler ($10,000), Mr. Forsee ($15,000), Mr. Isaac ($10,000), Ms. Price ($12,500), Mr. Ruelle ($10,000) and Mr. Sherman ($36,500).

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Evergy is a public utility holding company that began trading on the NYSE in June 2018 following the merger of Great Plains Energy and Westar Energy. We operate primarily through our integrated electric utility subsidiaries, Kansas City Power & Light Company, Kansas Gas and Electric Company, KCP&L Greater Missouri Operations Company and Westar Energy. We have approximately 14,500 megawatts of owned generating capacity and renewable power purchase agreements. We engage in the generation, transmission, distribution and sale of electricity to approximately 1.6 million customers in the states of Kansas and Missouri. Our 2018 Annual Report contains additional information on our businesses and the merger that created Evergy.
Our business is capital-intensive and subject to extensive and dynamic utility and environmental regulation. Our retail customer service areas and rates are fixed by the Missouri and Kansas utility commissions, and our federal rates are fixed by the Federal Energy Regulatory Commission, which means that our financial performance and growth potential are, in large part, directly tied to the communities we serve and the decisions of our regulatory commissions.
This Compensation Discussion and Analysis (“CD&A”) provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our named executive officers, or NEOs, for 2018:
•Terry Bassham, President and Chief Executive Officer;
•Kevin E. Bryant, Executive Vice President and Chief Operating Officer;
•Greg A. Greenwood, Executive Vice President, Strategy and Chief Administrative Officer;
•Anthony D. Somma, Executive Vice President and Chief Financial Officer; and
•Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary.
Executive Summary of 2018 Compensation Decisions
Overview
The compensation committees and boards of directors of Great Plains Energy and Westar Energy operated independently until completion of the merger in June 2018 and, as such, made independent compensation decisions at the start of 2018 based on the compensation philosophies and programs for each company. Evergy’s Compensation and Leadership Development Committee and Board worked to transition legacy compensation structures at and following the closing of the merger. This CD&A focuses on actions taken by Evergy in connection with and following the merger in 2018.
Public companies are required to provide their shareholders with the opportunity to approve, on an advisory and non-binding basis, the compensation of their named executive officers. Great Plains Energy and Westar Energy had a track record of receiving significant support for their compensation programs prior to completion of the merger. In 2017, which was the last time the shareholders of both companies provided their advisory votes concerning executive compensation, 96% of shareholders voting approved of the compensation of their named executive officers at the respective companies. We believe this strong shareholder support demonstrates the alignment of shareholder interests with the executive compensation programs of, and the approaches utilized by, Great Plains Energy and Westar Energy. Our 2018 executive compensation program followed, to a large extent, the structure utilized by Great Plains Energy, and we therefore believe that the program and philosophy we have established continue to align the interests of shareholders with our executive compensation program.
2018 Performance Achievements
Our executive compensation program is designed to attract, motivate and retain key executives and to pay for performance. Summarized below are a few of our 2018 achievements.
•Completed merger of Great Plains Energy and Westar Energy. Completion of the merger in 2018 created a leading energy company that provides value to shareholders and a stronger company for customers. Evergy’s mission is to empower a better future. Today, half the power supplied to homes and businesses by Evergy comes from emission-free sources, creating more reliable energy with less impact to the environment.
•Delivered solid shareholder return. We delivered a total shareholder return of 10.9% in 2018, which translated to the 80th percentile when compared against other electric utilities in the Edison Electric Institute (“EEI”) index. This return includes Westar Energy prior to the merger because Westar Energy was deemed the accounting acquirer in the merger, and Westar Energy’s shares were exchanged on a 1-for-1 basis for shares of Evergy upon formation of Evergy.
•Continued dividend growth. We continued to deliver on our commitment to a growing, stable dividend and ended 2018 with an annualized dividend of $1.90 per share. This represents an increase of approximately 25% of the annualized dividend in effect for Westar Energy shareholders prior to executing the merger agreement, and an increase of approximately 8% of the annualized dividend in effect for Great Plains Energy shareholder prior to executing the merger agreement.
•Delivered on planned merger savings. As described in greater detail below, we exceeded the gross non-fuel operating and maintenance expense savings target we set in connection with the merger for the second half of 2018.
•Successful execution of capital allocation plan. In 2018, we successfully executed our capital allocation plan, including the launch of our share repurchase program. By year-end we retired over 16 million shares, which represents approximately 25% of our mid-2020 target. We also invested approximately $1.1 billion across our service territory, enabling us to continue to provide the quality service customers expect.
•Received constructive regulatory and legislative outcomes. Each of our main utility subsidiaries reached constructive settlements in 2018 rate cases. In addition, we worked with stakeholders in Missouri to enact into law Senate Bill 564. This law modernizes the regulatory framework in Missouri and should improve the ability of our Missouri utilities to earn their allowed returns for the investments that are necessary to provide safe and efficient service to our Missouri customers.
•Invested to continue to meet the generation needs of our region in an environmentally conscientious manner. We continued our strategy of transforming our fleet in an economic and sustainable manner. By the end of 2018, Evergy’s utility subsidiaries owned or purchased 3,500 megawatts of renewable generation, most of which comes from the wind that is abundant in our service territory. In 2018, we retired approximately 1,500 megawatts of end-of-life fossil generation, while adding 244 megawatts of wind energy to our portfolio. This contributed to a 36% reduction in carbon levels since 2005. Evergy is also committed to transparency. On its website, www.evergyinc.com, Evergy provides quantitative and qualitative data regarding various environmental, social and governance matters, including those relating to emissions, waste and water. The content of the website and report is not incorporated into this proxy statement.
2018 Compensation Decisions
In connection with the closing of the merger, our Compensation and Leadership Development Committee, which we refer to in this CD&A as the Committee, and the Board, based on the advice of its independent compensation consultants, established a mix of compensation elements (base salary, short-term incentive awards and long-term equity compensation award targets) for our executive compensation program to pay for performance and support sustainable shareholder value. A summary of select actions taken in connection with, or following, the closing of the merger follows.

•
Balanced Mix of Compensation Weighted Toward Incentivizing Performance. The Committee and Board established a mix of short-term and long-term compensation elements that reflected financial and operational goals and encouraged overall balanced performance to support sustainable shareholder value. We believe a majority of each NEO’s target compensation should be performance-based, or “at risk,” and our executive compensation program provides more potential value to the NEOs through performance-based incentives than it does through base salary. The following chart shows the target pay mix of our 2018 direct compensation elements for our NEOs.

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The total compensation of each NEO also includes retirement benefits, generally available employee benefits, deferred compensation benefits and modest perquisites, as well as post-termination compensation.

•	Short-Term Incentives Tied to Achievement of Critical Objectives. Our short-term incentive objectives and achievements, measured from July 1, 2018 to December 31, 2018, were as follows:

Second Half 2018 Annual Incentive Objectives	Weighting (Percent)	Achievement (Percent of Target)
Safety Audits & Training	15.0%	150.0%
System Average Interruption Duration Index (SAIDI)	15.0%	200.0%
Equivalent Availability (coal - peak months)	12.6%	123.2%
Equivalent Availability (nuclear)	2.4%	200.0%
Total Adjusted Non-Fuel Operations and Maintenance Expense	55.0%	114.6%
Our weighted achievement for the second half of 2018 was 135.8 percent. No adjustments were made to any NEO award. A discussion of the results and objectives starts on page 42. Based on this performance, the following performance cash awards were paid to our NEOs:

Name	Second Half 2018 Incentive Award at Target (Percent of Annual Base Salary)	Second Half 2018 Actual Award Paid (Percent of Annual Base Salary)	Second Half 2018 Actual Award Paid ($)
Mr. Bassham	100%	135.8%	645,050
Mr. Bryant	80%	108.6%	282,464
Mr. Greenwood	80%	108.6%	282,464
Mr. Somma	80%	108.6%	268,884
Ms. Humphrey	65%	88.3%	213,613

See the “Compensation Discussion and Analysis - Summary and Analysis of Executive Compensation - Equity Compensation - Actions Required by the Merger Agreement” on page 45 for additional information on actions taken by the Committee in 2018.
Compensation Governance Practices
Our Board and Committee is committed to high standards of corporate governance, and the following compensation governance practices highlight this commitment:

•
Independent Committee. The Committee is comprised of six directors, each of whom is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, a “non-employee director” under the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

•
Independent Consultant. For 2018, the Committee retained Mercer and Meridian Compensation Partners, LLC (“Meridian”) to evaluate, and provide advice with respect to, our executive compensation program.

•
Executive Sessions. Time is allocated on each regular Committee meeting for the Committee to meet in executive session without the presence of management. The Committee at times will include its independent compensation consultant or other advisors for all or a part of these sessions.

•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer is expected to hold an equity level of at least five times base salary. Other executive officers, including the NEOs, are expected to hold equity that is either two or three times their base salaries.

•	Clawback Policy. We have the ability to recover cash incentive compensation and equity awards in the event of a restatement of or other inaccuracy in our financial statements.

•	Risk Assessment of Compensation Plans. We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on us.

•
Change-in-Control Benefit Triggers. Our Change-in-Control Severance Agreements have a “double trigger” and require both a change-in-control and termination of employment prior to the payment of severance benefits, if any, and do not contain any excise tax gross-up features.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•	No Dividend Payments for Unvested Performance Awards. Dividends are not paid on unvested performance awards, unless and until such awards vest.

•	Modest Perquisites. We provide only modest perquisites that we believe provide a retention benefit to Evergy and its shareholders.

•
Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation is “at risk” in that it depends on our performance in an effort to align the economic interests of our executive officers with our shareholders.

•
Short Selling, Hedging and Pledging. Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and from pledging the same as collateral.

Compensation Philosophy and Objectives
The primary objectives of our compensation program are to:

•
Attract and Retain Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with base salaries around the market median and opportunities for higher levels of total compensation through performance incentives.

•	Pay for Performance. Motivate executive officers using performance incentives based on short-term and long-term financial and operational results.

•
Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders by delivering a significant portion of total compensation in the form of time-based equity awards with three-year “cliff” vesting and performance-based equity awards with three-year “cliff” vesting based on our total shareholder return relative to peer companies.

•	Encourage Teamwork. Reward teamwork and collaboration among executives to benefit customers and shareholders.
Independent Compensation Consultant
The Committee engages one or more independent compensation consultants to advise on executive compensation, assess the overall compensation program levels and elements and evaluate compensation trends. The Committee retains the sole authority to select, retain, direct or dismiss any executive compensation consultants. Annually, the Committee confirms that any compensation consultant engaged by the Committee remains independent and free from conflicts of interest that would prevent the applicable consultant from independently representing the Committee. For 2018, the Committee retained Mercer, which had historically advised Great Plains Energy, and Meridian, which had historically advised Westar Energy, to provide independent services. The Committee intends to utilize a single consultant starting in 2019 to ensure that the Committee will continue to receive independent advice in a cost-effective manner.

The Committee requested that the consultants perform the principal duties identified below. The consultants neither determined, nor recommended, the amount of any executive’s compensation.

•	Review the Company’s executive compensation and benefit programs, including plan design.

•	Analyze base salary and variable components of pay, relative to survey market data and the Company’s identified peer group.

•	Advise on compensation practices of the Company’s peer group, the structure of plans and the market data for comparisons for base salaries and incentive targets.

•	Provide information on base salaries, annual incentives, long-term incentives and other specific aspects of executive compensation for each NEO.
In addition, management engaged Willis Towers Watson to provide services on the Company’s behalf. As described below, Willis Towers Watson recommended peer group candidates for the post-closing combined company and conducted a competitive market assessment of the post-closing executive officer compensation program. Mercer and Meridian reviewed and discussed the findings and recommendations with the Committee. In addition, management also retained Willis Towers Watson on the Company’s behalf to provide services related to benefit plans, including actuarial and consulting services and brokerage services in connection with post-retirement health insurance.
Role of Peer Group
In connection with the merger, Willis Towers Watson recommended peer group candidates with a size and business mix similar to the post-merger combined company. These recommendations were reviewed by Mercer and Meridian and discussed with the Committee. Potential peer group companies were assessed using three criteria: annual revenues, market value and percentage of total revenues from regulated electric operations. The Committee used the following peer group for the Company’s post-merger 2018 compensation decisions because, based on the criteria utilized, the Committee believed, based on the advice of consultants, that the peer companies are generally representative of the types of companies with which Evergy competes for executive-level talent and have similar businesses as Evergy.

Alliant Energy Corporation	Entergy Corporation	PPL Corporation
Ameren Corporation	NiSource, Inc.	SCANA Corporation
CenterPoint Energy	OGE Energy Corporation	WEC Energy Group
CMS Energy Corporation	Pinnacle West Capital Corporation	Xcel Energy, Inc.
DTE Energy, Inc.	Portland General Electric Company
The Compensation Process
Process for Setting Compensation in Connection with the Merger
Prior to closing of the merger, the members of the post-closing management team retained Willis Towers Watson to conduct a competitive market assessment of the post-closing executive officer compensation program. The competitive market assessment reviewed base salary and target short-term incentives, long-term incentives, total cash compensation and total direct compensation.
To conduct this analysis, Willis Towers Watson provided market data from two sources. One source was Willis Towers Watson’s 2017 Energy Services Executive Compensation Database, which is an annual compilation of compensation for executive officer positions at a broad group of energy and utility companies nationwide. Willis Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the duties and responsibilities associated with each of our post-closing officer positions. Willis Towers Watson then adjusted the data to account for the different total revenues of the companies in its database as compared to our projected revenues. Willis Towers Watson also reviewed data derived by Mercer from the 2016 proxy statements for companies in our post-closing peer group. The proxy data was used to compare the proposed compensation levels of our executive officers against the compensation of corresponding executive officers of companies in the post-closing peer group. This comparison allowed for an evaluation of the reasonableness of the Willis Towers Watson survey data and of our proposed post-closing executive officer compensation program. Willis Towers Watson also reviewed the executive officer compensation from Great Plains Energy and Westar Energy.
Mercer and Meridian reviewed the work of Willis Towers Watson and provided input on the benchmark matches and methodologies. Mercer reviewed this information with the compensation committee of the Great Plains Energy board of directors and the Great Plains Energy directors who would comprise Evergy’s Compensation and Leadership Development Committee after closing. Meridian reviewed this information with the compensation committee of the Westar Energy board of directors and the Westar Energy directors who would comprise Evergy’s Compensation and Leadership Development Committee after closing. The directors who would comprise Evergy’s Compensation and Leadership Development Committee, and those who would comprise the Evergy Board, had full authority to adjust any of the recommendations and provide final decisions with respect to compensation.
Based on the foregoing work and analysis, at the closing of the merger the Evergy Board approved the salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) discussed below for each of the officers, other than the Chief Executive Officer. Following the closing of the merger, using the information discussed above, and following consultation with Mercer and Meridian, the Evergy Compensation and Leadership Development Committee met to review the proposed salary, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for the Chief Executive Officer. The Board subsequently approved these amounts based on the recommendation of the Committee.
The base salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) of all executive officers, including NEOs, will be unchanged in 2019 because they were set in the second half of 2018.
Annual Compensation Review Process
Our Committee charter provides that, on an annual basis, the Committee is responsible for evaluating, and recommending for approval by the non-management members of the Board, Chief Executive Officer compensation, incentives and benefits. The charter further provides that, on an annual basis, the Committee is responsible for evaluating and approving the same for our NEOs and for evaluating and advising our Chief Executive Officer on compensation, incentives and benefits for all other officers. Since all officer compensation was established in 2018 in connection with the merger, the Committee did not undertake an annual review in 2018 separate and apart from the process related to the merger described above.

Role of Executive Officers
While the Chief Executive Officer at times attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee is in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the non-management members of the Board. Consistent with other companies, and in the ordinary course of their job responsibilities, the Chief Executive Officer and other executive officers play a role in the design and evaluation of the Company’s compensation programs and policies. Because of their extensive familiarity with the Company, these executives are in a position to suggest to the Committee and the compensation consultant programs that provide effective incentives to produce value for shareholders and customers. Notwithstanding this involvement, all compensation decisions for the Chief Executive Officer and NEOs are ultimately made by the Committee or the non-management members of the Board, and all compensation decisions for the officers are reviewed by the Committee.

Summary and Analysis of Executive Compensation
The following elements of executive compensation are summarized below:

Compensation Component	Description	Objective
Cash Compensation
Base Salary	• Fixed compensation that is reviewed annually taking into consideration peer compensation information and individual performance • Aligned with market median	• Provide competitive level of fixed cash compensation • Recognize strong performers • Attract and retain talent
Short-Term Incentives	• Variable compensation earned based on performance against pre-established objectives	• Incentivize behaviors that contribute to long-term shareholder value • Attract and retain talent
Discretionary Cash Incentives	• Infrequently used incentives to reward or incentivize exceptional performance	• Incentivize high performance • Attract and retain talent
Equity Compensation
Restricted Equity Incentives	• 75% of incentives are performance-based, and 25% are time-based • Equity incentives with three year “cliff” vesting	• Incentivize creation of long-term shareholder value • Align compensation with shareholder interests • Build stock ownership • Attract and retain talent
Discretionary Equity Incentives	• Infrequently used incentives to reward or incentivize exceptional performance	• Incentivize high performance • Attract and retain talent
Other Compensation Components
Deferred Compensation	• Unfunded, non-qualified plan that allows all officers to defer the receipt of certain cash compensation	• Attract and retain talent • Provide compensation deferrals in a tax-efficient manner
Retirement Benefits	• Pension plan* • Supplemental executive retirement plans • 401(k) plan matching	• Provide competitive total compensation package • Facilitate succession planning • Attract and retain talent
Change-in-Control Benefits	• Payments in the event of (i) change-in-control and (ii) termination of employment	• Align executive interests with shareholder interests • Attract and retain talent
Other Benefits	• Financial planning services / health physicals • Standard benefits, such as medical, life insurance and disability	• Provide competitive total compensation package • Attract and retain talent
* Frozen to new hires

Cash Compensation
Cash compensation for our NEOs includes a market-competitive base salary and performance-based short-term incentives. The Committee believes that, in general, cash compensation should comprise an increasingly smaller percent of total compensation as officers move to higher levels of responsibility.
Base Salary
Based on the compensation review conducted in connection with the merger, all of our NEOs received salary increases from what they were paid by their predecessor companies intended to reflect their new roles within the combined organization. Salary increases were also provided for retention purposes to ensure that each NEO’s salary was competitively aligned with the median salary of individuals in comparable positions in companies of similar size within the industry. The annualized base salaries in effect with the legacy companies prior to the merger, along with annualized base salaries that are in effect following completion of the merger, are as follows:

Name	Pre-Merger Salary	2018 Base Salary
Mr. Bassham	$906,400	$950,000
Mr. Bryant	$475,860	$520,000
Mr. Greenwood	$455,000	$520,000
Mr. Somma	$450,000	$495,000
Ms. Humphrey	$456,187	$484,000
Base salaries that were established in connection with the closing of the merger in June 2018 will remain in place for the 2019 fiscal year. Thereafter, base salaries will be reviewed annually.
Short-Term Incentives
Our short-term incentive plan is based upon a mix of financial and operational metrics that the Committee believes are conducive to the creation of shareholder value. Because of their extensive familiarity with the Company, management recommends objectives and targets, which the Committee analyzes and adjusts with the independent compensation consultant before any final Committee approval. As part of the review, the Committee analyzes risks associated with the short-term incentive plan. In establishing final objectives and targets, the Committee seeks to ensure that:

•	incentives are aligned with the strategic goals approved by the Board;

•	targets are sufficiently ambitious, but strike an acceptable balance between risk and reward; and

•	incentive payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.
The Committee developed, with input from the independent compensation consultants and management, a structure for a short-term incentive plan for the Company to incentivize and reward performance from July 1, 2018, which is shortly after the merger closed, to December 31, 2018. As discussed in greater detail below, the plan provides a financial objective weighted at 55% and key business objectives weighted at 45%.
As discussed above, the Committee or Board established target incentives for each NEO as a percentage of base salary. The basic structure of the short-term incentive plan provides for 100% payout for target performance for each objective. Fifty percent is payable at the threshold level of objective performance and 200% is payable at the maximum level of objective performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement results in a zero payment for that objective.

The results for the short-term incentive plan based on performance during the second half of 2018 are shown in the table below. Additional information on each metric and the process for setting goals is described below the table.

Objective	Weight (%)	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Result	Weighted Payout %
Safety Audits	15.0%	1.0	1.5	2.0	2.5	2.0	150.0%
SAIDI	15.0%	61.89	54.31	50.58	48.32	47.38	200.0%
Equivalent Availability - Coal	12.6%	78.1%	82.0%	87.1%	88.8%	84.37%	123.2%
Equivalent Availability - Nuclear	2.4%	93.7%	98.6%	99.1%	99.6%	99.97%	200.0%
Total Adjusted NFOM	55.0%	$632.7M	$625.3M	$617.9M	$610.5M	$623.1M	114.6%
Weighted Achievement %							135.8%
Safety. Safety is a core part of the Company’s “people first” values. The Company believes that safety is everyone’s responsibility, values safety in all situations and seeks to never compromise on safety, with the goal of having zero unsafe behaviors. To incentivize maintaining a safety-conscious work environment and addressing situations where safety can be improved, the short-term incentive plan is based on the number of safety audits that are completed per month and that have 95% of related correction plans completed within 45 days of completion of the audit (or a plan to achieve compliance with the audit). The target goal was set based on an evaluation of legacy practices for Great Plains Energy and Westar Energy, and reflective of staffing and internal workforce realignment considerations in connection with the completion of the merger, as well workload expectations related to integrating the two legacy companies. The Company achieved “stretch” performance on this metric, which resulted in a 150% payout for this metric.
SAIDI. SAIDI, which is a standard industry metric created by the Institute of Electrical Electronics Engineers, stands for “System Average Interruption Duration Index.” SAIDI is a measure of reliability, and expresses, in minutes, the average outage duration for each customer that experienced an outage. The target goal was set based on weighted average SAIDI metrics for Great Plains Energy and Westar Energy, and took into account seasonal weather patterns that typically influence SAIDI. The stretch goal was set at approximately 7% higher than the target goal, and the superior goal was set at approximately 11% higher than the target goal. Due in part to grid resiliency work completed by the Company, coupled with a relatively small amount of severe weather during the period covered by the plan, the Company achieved a SAIDI of 47.38 minutes, resulting in a 200% payout for this metric.
Equivalent Availability. Equivalent Availability measures the percentage of the year the Company’s coal-fired and nuclear base-load generation fleet is available for operating at full capacity. The Company calculates Equivalent Availability consistent with North American Electric Reliability Corporation reporting standards. A higher Equivalent Availability result indicates better performance. The Company experiences the highest sales in its third quarter due to the demand for air conditioning in the summer months, and also experiences high sales in the winter due to heating demand. Accordingly, the Company evaluated coal-unit Equivalent Availability for July, August and December. Nuclear units provide continuous generation and, as such, the Company evaluated nuclear unit availability for the entire period of the short-term incentive plan. The target goal was based on historical performance of the units evaluated over the prior 10-year period. The stretch goal was set at approximately 6% higher than the target goal, and the superior goal was set at approximately 8% higher than the target goal. Coal unit availability was 84.37%, resulting in a payout of 123.2%, and nuclear unit availability was 99.97%, resulting in a 200% payout.
Total Adjusted Non-Fuel Operating and Maintenance Expense. The Company’s primary subsidiaries are fully-integrated regulated electric utilities, and prices are generally set by regulators. The Company’s regulators generally allow the Company to recover in prices fuel costs and prudently-incurred capital expenses. Accordingly, non-fuel operating and maintenance expenses, which are variable, impact the

Company’s financial results. In connection with integration planning, and as part of the regulatory approval process related to the merger, Great Plains Energy and Westar Energy projected non-fuel operating and maintenance expense savings that would, if plans were achieved, be realized over several years. These same savings were utilized by the boards of directors of each company in analyzing the financial viability of the merger and were presented to shareholders in connection with seeking approval of the merger. Due to the importance of these savings, the Company weighted 55% of the short-term incentive plan on achieving these savings.
Adjusted non-fuel operating and maintenance expense is a financial measure that is not calculated in accordance with generally accepted accounting principles. Adjusted non-fuel operating and maintenance expense, as used by the Company, is defined as non-fuel operating and maintenance expense less (1) non-labor transaction and transition expenses associated with the merger; (2) plant retirement expenses; (3) severance expenses; and (4) incentive compensation.
The target amount of adjusted non-fuel operating and maintenance expense reflects the pre-merger budgets for the second half of 2018 for each of Great Plains Energy and Westar Energy, minus merger efficiencies and further minus additional reductions required to meet financial targets. The stretch and superior amounts were set at a level that the Committee believed required a sufficient stretch above target to be achieved and would be worth rewarding with above-target performance. Actual non-fuel operating and maintenance expense resulted in a 114.6% payout for this metric. Non-fuel operating and maintenance expense is the most directly comparable financial measure computed in accordance with generally accepted accounting principles, and a reconciliation of adjusted non-fuel operating and maintenance expense to this measure is as follows:

(Dollars in millions)	Six Months Ended December 31, 2018
Non-fuel operating and maintenance expense	$692.0
Less: Non-labor transaction and transition expenses	$11.4
Less: Plant retirement expenses	$22.9
Less: Severance expenses	$17.9
Less: Incentive compensation	$16.7
Adjusted non-fuel operating and maintenance expense	$623.1
Individual targets and awards earned by each of the NEOs for the post-merger short-term incentive plan are shown below.

Name	Second Half 2018 Incentive Award at Target (Percent of Annual Base Salary)	Second Half 2018 Actual Award Paid (Percent of Annual Base Salary)	Second Half 2018 Actual Award Paid ($)
Mr. Bassham	100%	135.8%	645,050
Mr. Bryant	80%	108.6%	282,464
Mr. Greenwood	80%	108.6%	282,464
Mr. Somma	80%	108.6%	268,884
Ms. Humphrey	65%	88.3%	213,613

Discretionary Cash or Stock Awards
From time to time, the Committee may grant a discretionary cash or stock award to an NEO or other officer for special accomplishments or achievements. We did not provide discretionary cash or stock awards to our NEOs in 2018. See the “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 54 for discretionary grants provided by the compensation committees of each of Great Plains Energy and Westar Energy in 2018 in connection with the merger.
Equity Compensation
General
Equity awards, which are made under our shareholder-approved LTIP, are generally targeted near the median range of awards granted to officers at our peer group companies. While our NEOs are eligible for equity awards under the LTIP, none of them have any right to be granted awards.
The Committee uses a mix of time-based restricted stock units and performance-based restricted stock units that are paid solely on the basis of the attainment of performance goals. Performance-based units can be earned at the end of the performance period from 0% to 200% of the target amount, depending on actual performance. Performance results for a goal that are below threshold will result in a zero payment for that goal.
Dividend equivalents on the number of performance-based units actually earned are paid in cash at the same time as the vesting of the earned performance-based units, if any. Dividends accrued on all time-based units are reinvested during the vesting period (and, in turn, forfeited if the time-based unit is forfeited), and are subject to the same restrictions as the associated restricted stock unit.
In 2018, the Committee did not grant any equity incentives. For information on equity incentives received by our NEOs from our predecessor companies, see the “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” section on page 54.
Actions Required by Merger Agreement
As a result of the merger, the Committee was also required to take action with respect to performance shares that were previously issued by Great Plains Energy in connection with its ordinary course compensation program. Seventy-five percent of the long-term equity incentives that Great Plains Energy provided to its executive officers in each of 2016, 2017 and 2018 were in the form of performance shares. The performance shares “cliff” vest in three years from the respective dates of grant, subject to satisfaction of the award terms, such as continued employment through the vesting.
The performance objective for each of these performance awards was total shareholder return (“TSR”) of Great Plains Energy relative to the companies included in the EEI index of utility companies over the applicable three-year period. Specific performance targets were set with interpolation between the targets. To appropriately balance actual performance against relative performance to the EEI index, any payout for the applicable period would be capped at target (100%) if actual TSR performance was negative.
The performance period objective and criteria for each of the performance shares are as follows:

Performance Share Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year TSR versus EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

In connection with the merger, each share of Great Plains Energy common stock was automatically converted into 0.5981 shares of Evergy common stock and shares of Great Plains Energy common stock ceased to exist. Accordingly, the terms of the merger agreement required that the Committee, after closing of the merger, adjust the performance measures of Great Plains Energy performance shares to equitably reflect the performance of Great Plains Energy during the performance measurement period prior to the closing of the merger.
Based in part on the advice of Mercer and Meridian, and a review of common market practices in similar situations, the Committee “locked in” performance for all or a part of each performance share, with any remaining balance determined by comparing the performance of Evergy common stock with peer companies in the EEI index. The entire 2016 award was “locked in” due to the belief that Evergy’s common stocks would experience atypical volatility as short-term shareholders that had invested in Great Plains Energy or Westar Energy for specific trading strategies in connection with the merger sold their positions in the second half of 2018. In addition, Evergy had announced a share repurchase program in connection with the merger, and the Committee believed actions of short-term shareholders looking to trade based on the share repurchase program could create atypical volatility in Evergy’s stock. The portions of the 2017 and 2018 awards that were “locked in” were based on the amount of time that remained in the performance periods.
All of the other terms and conditions of the performance awards remain the same, including that all time-based vesting requirements will continue to apply to each outstanding performance share award (i.e., an award recipient must continue to be employed on the date the performance shares are paid) and all performance shares will be paid after the close of the award period identified in the applicable performance share agreement. Set forth below is a summary of the Committee’s actions with respect to the Great Plains Energy performance shares.

Grant Date	Percent of Target Award Fixed	Relative TSR Results (percentile)	Percentage Payout of Fixed Portion	Percent of Target Award Subject to Evergy Performance
March 2016	100%	33.3	58.3%	Not applicable
March 2017	47.49%	85.7	189.3%	52.51%
March 2018	14.14%	66.7	141.8%	85.86%
As a result of the foregoing action, in March 2019 Mr. Bassham, Mr. Bryant and Ms. Humphrey received 19,392 shares and $106,080 cash dividend equivalents; 4,331 shares and $23,692 cash dividend equivalents; and 4,234 shares and $23,161 cash dividend equivalents, respectively, for the March 2016 grant of performance shares.
Deferred Compensation
The Company’s DCP allows all officers, including NEOs, to defer the receipt of up to 50% of base salary and 100% of any cash incentive award. The earnings rate on deferral amounts is annually determined by the Committee and based on the Company’s weighted average cost of capital. A detailed discussion of the DCP begins on page 61.
Retirement Benefits
Our officers, including our NEOs, participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy.

Legacy Great Plains Energy Officers
Officers that were officers of Great Plains Energy participate in a defined benefit plan sponsored by KCP&L (the “KCP&L Pension Plan”), which was available to all KCP&L non-union employees hired or rehired on or before December 31, 2013. Benefits under the KCP&L Pension Plan are based on each employee’s years of service and the average annual base salary over a specified period.
Evergy also has an unfunded Supplemental Executive Retirement Plan (“KCP&L SERP”) for executives who were formerly officers of Great Plains Energy. This unfunded plan provides the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the KCP&L Pension Plan. It also provides a slightly higher benefit accrual rate than the KCP&L Pension Plan.
Legacy Westar Energy Officers
Officers who were officers of Westar Energy participate in a defined benefit plan sponsored by Westar Energy (the “Westar Pension Plan”), which was available to all Westar Energy employees hired or rehired on or before May 30, 2018.
Officers who were officers of Westar Energy also participate in a Retirement Benefit Restoration Plan (the “Westar Restoration Plan”). This unfunded plan provides the difference between the amount that would have been payable under the Westar Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Westar Pension Plan.
Change-in-Control Severance Agreements
By operation of law and in connection with the merger, we assumed the change-in-control agreements that Great Plains Energy had previously entered into with its officers. In addition, we are bound by the change-in-control agreements that Westar Energy had previously entered into with its officers. For the reasons noted below, the Committee believes that change-in-control agreements are important, and, in February 2019, the Committee approved a new form of change-in-control agreement to replace the legacy agreements, to conform terms and to reflect current market practices.
The Committee believes that change-in-control agreements ensure the continued service, dedication and objectivity of our officers, including our NEOs, in the event of a transaction that would result in a change-in-control of the Company. These agreements support the objective assessment and execution of potential changes in Evergy’s strategy and enhance retention by reducing concerns about employment continuity. We believe these change-in-control arrangements also create incentives for our officer team to build shareholder value and to obtain the highest value possible should we engage in a transaction, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change-in-control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits. The new agreements do not provide for any “gross up” payments to cover any excise taxes that would be due in the event payments are made under the agreement.
Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2018, is found under the heading “Potential Payments Upon Termination or Change-in-Control” starting on page 62.
No Employment Agreements
None of the Company’s executive officers, including the NEOs, have a written employment agreement.

Perquisites and Generally Available Employee Benefits
Our NEOs are eligible to receive modest perquisites provided by or paid for by Evergy. These perquisites are generally consistent with those offered to executives at our peer group companies, and the Committee believes that they are important for retention and recruitment. The Committee also believes that Evergy, in general, benefits from these perquisites because the perquisites help promote the financial and physical health of our NEOs, thereby allowing them to focus on their jobs. As shown in the Summary Compensation Table on page 50, all NEOs are eligible for participation in comprehensive financial planning services and executive health physicals. The NEOs are also eligible for employment benefits that are generally available to all employees, such as participation in a 401(k) plan and medical and life insurance.
Committee Consideration of Compensation Program Risk
At the request of the Committee, an analysis of the risks associated with Evergy’s compensation programs, including those for executive officers, was performed by management. The conclusions of this analysis, with which the Committee and its consultants concurred, were that the risks associated with Evergy’s compensation programs are not likely to have a material adverse effect on Evergy, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

•	The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business.

•	The performance measures for all incentive compensation programs are directly tied to Evergy’s annual and long-term financial results and/or business plans.

•	The maximum amount payable to non-officer employees under our annual incentive plan are modest and balanced.

•	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

•	Evergy currently does not grant stock options.

•	Evergy (for non-officers) and the Committee (for officers) have the ability to adjust cash and equity incentive program payouts if the payouts are not justified by performance.

•	Evergy has the ability to “clawback” officer annual incentive compensation and LTIP performance awards in the event of a restatement.

•	Officers are subject to share ownership and retention guidelines.

•
The Board oversees Evergy’s enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings of Evergy, which are important aspects of Evergy’s incentive compensation plans.

•
The officers’ annual incentive plan and LTIP performance grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

•	Under the LTIP, any payout is capped at target or 100 percent if total shareholder return performance is negative even if a greater award is prescribed by the performance objectives.
Tax and Accounting Implications
In addition to our executive compensation objectives and design principles, we consider tax and accounting implications when designing and administering our compensation programs. One such consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1.0 million annually. Section 162(m) was amended and expanded under the federal tax bill enacted at the end of 2017. Beginning in 2018, covered officers include the principal executive officer, principal financial officer and next three highest paid named executive officers. Additionally, compensation paid in 2018 and later years is generally subject to the deduction limits of Section 162(m), without an exception for performance-based compensation. This includes annual and long-term incentive awards paid and equity awards granted in 2018 and later years. Although the Committee considers tax deductibility in making its compensation decisions, the Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible. The Committee also considers the accounting consequences of its compensation decisions.
COMPENSATION COMMITTEE REPORT
The Compensation and Leadership Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation and Leadership Development Committee

John J. Sherman, Chair Mollie Hale Carter Gary D. Forsee B. Anthony Isaac Sandra A.J. Lawrence Sandra J. Price

EXECUTIVE COMPENSATION
The following tables and narrative show the compensation awarded to and earned by our NEOs. The summary compensation table includes compensation awarded to and earned by our NEOs with their predecessor companies prior to completion of the merger.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Mr. Bassham, President and Chief Executive Officer	2018	925,283	—	3,384,901	1,925,460	353,507	229,193	6,843,344
	2017	880,000	—	2,514,510	1,082,400	568,773	141,637	5,187,320
	2016	800,000	—	2,283,294	1,144,000	352,896	92,192	4,672,382
Mr. Bryant, Executive Vice President and Chief Operating Officer	2018	495,513	—	1,363,483	943,569	85,197	88,613	2,976,375
	2017	462,000	—	733,424	646,800	243,355	34,910	2,120,489
	2016	402,000	—	509,985	344,916	125,999	40,152	1,423,052
Mr. Greenwood, Executive Vice President, Strategy and Chief Administrative Officer	2018	485,833	—	1,791,214	282,464	—	51,066	2,610,577
	2017	442,500	—	644,956	—	395,506	12,976	1,495,938
	2016	426,667	—	861,817	—	338,712	12,712	1,640,038
Mr. Somma, Executive Vice President and Chief Financial Officer	2018	470,833	—	1,681,584	268,844	18,575	35,566	2,475,442
	2017	437,500	—	636,827	—	374,628	12,966	1,461,915
	2016	420,000	—	834,091	—	340,013	12,683	1,606,787
Ms. Humphrey, Senior Vice President, General Counsel and Corporate Secretary	2018	467,135	—	1,198,557	802,251	65,214	102,289	2,635,446
	2017	413,000	—	524,521	495,600	187,725	63,191	1,684,037
	2016	393,000	—	498,561	337,194	108,233	55,022	1,392,010

(1)
2018 amounts reflect equity granted by Great Plains Energy or Westar Energy. The amounts shown in this column are the aggregate grant date fair values of equity awards granted each year, computed in accordance with the FASB ASC Topic 718. See note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for a discussion of the assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules. These amounts do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved for the applicable performance period.

For Mr. Bassham, Mr. Bryant and Ms. Humphrey, the amounts shown in this column for 2016, 2017 and 2018 reflect the values at the grant dates of Great Plains Energy performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. For Mr. Greenwood and Mr. Somma, the amounts shown in this column for 2016, 2017 and 2018 reflect the values at the grant dates of Westar Energy performance-based restricted stock units based upon accounting values of 99%, 99% and 100%, respectively, of the target level of performance, which were considered the probable outcomes as of the grant dates. The payout of performance-based equity, in both cases, can range from 0 percent to 200 percent of the target amount, depending upon performance. The following table shows the aggregate grant date fair value of performance-based equity assuming maximum levels of performance.

Name	2016 performance-based equity ($)	2017 performance-based equity ($)	2018 performance-based equity ($)
Mr. Bassham	3,493,608	3,853,732	3,647,324
Mr. Bryant	780,288	1,124,048	1,063,820
Mr. Greenwood	1,296,641	1,140,615	838,324
Mr. Somma	1,254,926	1,126,238	827,892
Ms. Humphrey	762,824	803,882	815,872

(2)
The amounts shown in this column are cash awards earned under the Evergy and, if applicable, Great Plains Energy incentive plans. The Great Plains Energy incentive plan that covered the first half of 2018 prior to the merger was structured similar to the Evergy incentive plan that covered the second half of 2018, although the metrics and weightings were different. The metrics for the Great Plains Energy short-term incentive plan for the first half of 2018, along with the weightings, were as follows: safety audits and training (10%); SAIDI (10%); coal equivalent availability (10%); nuclear equivalent availability (5%); earnings per share (50%); customer satisfaction (10%); and the amount of investments across the energy value chain (5%). The weighted achievement for the Great Plains Energy plan was 172.2%. Pursuant to the Great Plains Energy incentive plan, Mr. Bassham received an award of $780,410 (86% of his first half of 2018 base salary), Mr. Bryant received an award of $327,772 (69% of his first half of 2018 base salary) and Ms. Humphrey received an award of $255,305 (56% of her first half of 2018 base salary). Westar Energy did not have a cash incentive plan for its officers for the first half of 2018. This column also includes the cash portion of merger incentives provided by Great Plains Energy prior to completion of the merger. See “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 54 for additional information.

(3)    The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plans, KCP&L SERP, Westar Restoration Plan and the above-market earnings on compensation that is deferred on a non-tax qualified basis. These values do not represent cash received by the NEOs in the indicated years. Year-over-year changes in pension value are driven in large part by changes in actuarial pension assumptions. Mr. Greenwood’s aggregate total is a negative value and is therefore not reported in the table. Following are the amounts of these items attributable to each NEO for 2018:

	Change in Pension Value ($)	Change in KCP&L SERP ($)	Change in Westar Restoration Plan ($)	Above-Market Earnings on Deferred Compensation ($)
Mr. Bassham	30,074	258,845	—	64,588
Mr. Bryant	(9,393)	92,945	—	1,645
Mr. Greenwood	(73,257)	—	68,838	—
Mr. Somma	(27,173)	—	45,748	—
Ms. Humphrey	(6,968)	59,488	—	12,694
(4)    These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plans; (B) employer match of compensation deferred under our DCP; (C) health savings account and health and welfare plan benefits; (D) executive financial planning services; (E) parking and (F) matched charitable donations. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	Total
Mr. Bassham	16,500	152,422	21,644	17,367	1,260	20,000	229,193
Mr. Bryant	16,500	31,718	21,077	18,058	1,260	—	88,613
Mr. Greenwood	12,375	—	18,771	12,000	—	7,920	51,066
Mr. Somma	12,375	—	19,446	—	1,260	2,485	35,566
Ms. Humphrey	16,500	55,925	13,954	14,650	1,260	—	102,289

The following table provides information with respect to awards made by Great Plains Energy or Westar Energy, as applicable, in 2018 prior to completion of the merger, and by Evergy in 2018 following completion of the merger.
GRANTS OF PLAN-BASED AWARDS

Name	Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Bassham	February 12, 2018(1)	226,600	453,200	906,400	—	—	—	—	—
	March 1, 2018(2)	—	—	—	31,068	62,135	124,270	—	1,823,662
	March 1, 2018(3)	—	—	—	—	—	—	20,712	602,406
	June 3, 2018(4)	—	500,000	—	—	—	—	—	—
	June 3, 2018(5)	—	—	—	—	—	—	18,296	983,833
	June 4, 2018(6)	237,500	475,000	950,000	—	—	—	—	—
Mr. Bryant	February 12, 2018(1)	95,172	190,344	380,688	—	—	—	—	—
	March 1, 2018(2)	—	—	—	9,062	18,123	36,246	—	531,910
	March 1, 2018(3)	—	—	—	—	—	—	6,041	175,702
	June 3, 2018(4)	—	333,333	—	—	—	—	—	—
	June 3, 2018(5)	—	—	—	—	—	—	12,197	655,871
	June 4, 2018(6)	104,000	208,000	416,000	—	—	—	—	—
Mr. Greenwood	February 21, 2018(7)	—	—	—	3,818	7,635	15,270	—	419,162
	February 21, 2018(8)	—	—	—	—	—	—	7,635	373,581
	June 4, 2018(9)	—	—	—	—	—	—	18,405	998,471
	June 4, 2018(6)	104,000	208,000	416,000	—	—	—	—	—
Mr. Somma	February 21, 2018(7)	—	—	—	3,770	7,540	15,080	—	413,946
	February 21, 2018(8)	—	—	—	—	—	—	7,540	368,932
	June 4, 2018(9)	—	—	—	—	—	—	16,566	898,706
	June 4, 2018(6)	99,000	198,000	396,000	—	—	—	—	—
Ms. Humphrey	February 12, 2018(1)	74,130	148,261	296,522	—	—	—	—	—
	March 1, 2018(2)	—	—	—	6,950	13,899	27,798	—	407,936
	March 1, 2018(3)	—	—	—	—	—	—	4,633	134,750
	June 3, 2018(4)	—	333,333	—	—	—	—	—	—
	June 3, 2018(5)	—	—	—	—	—	—	12,197	655,871
	June 4, 2018(6)	78,650	157,300	314,600	—	—	—	—	—

(1)
Reflects the Great Plains Energy short-term incentive plan that covered the first half of 2018, as established by the Great Plains Energy compensation committee, measured at the grant date. Only individuals who were previously officers of Great Plains Energy participated in that plan. The actual amounts earned in 2018 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)
Consists of performance share awards established by the Great Plains Energy compensation committee under the Great Plains Energy long-term incentive plan for the 2018-2020 performance period that vest on March 1, 2021. Actual payments depend on the three-year TSR compared to the EEI index. The awards can range from 0 percent to 200 percent of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), is $29.35 per share (unadjusted for the merger exchange ratio) and reflects the target number of shares. See “Compensation Discussion and Analysis - Summary and Analysis of Executive Compensation - Equity Compensation - Actions Required by the Merger Agreement” on page 45 for additional information.

(3)
Consists of time-based restricted stock established by the Great Plains Energy compensation committee under the Great Plains Energy long-term incentive plan that vest on March 1, 2021. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), is $29.08 per share (unadjusted for the merger exchange ratio).

(4)
Reflects a cash incentive granted by the Great Plains Energy compensation committee prior to completion of the merger. See “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 54 for information about the terms of these incentives. There is no target or maximum amount for these incentives.

(5)
Reflects a time-based restricted stock unit incentive granted by the Great Plains Energy compensation committee prior to completion of the merger. See “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 54 for information about the terms of these incentives. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), is $53.77 per share.

(6)
Reflects the Evergy short-term incentive plan that covered the second half of 2018, measured at the grant date. The actual amounts earned in 2018 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(7)
Consists of performance-based restricted share units established by the Westar Energy compensation committee under the Westar Energy long-term incentive plan for the 2018-2020 performance period. These awards would have vested in January 2021, but the terms of the Westar Energy long-term incentive plan required that the vesting of these awards be accelerated on the closing of the merger on June 4, 2018. Performance-based restricted stock units are payable after the end of the performance period. Actual payments depend on the three-year TSR compared to peer companies. The awards can range from 0 percent to 200 percent of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), is $54.90 per share and reflects the target number of shares.

(8)
Consists of time-based restricted stock units established by the Westar Energy compensation committee under the Westar Energy long-term incentive plan. These awards would have vested in January 2021, but the terms of the Westar Energy long-term incentive plan required that the vesting of these awards be accelerated on the closing of the merger on June 4, 2018. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), is $48.93 per share.

(9)
Reflects a time-based restricted stock unit incentive granted by the Westar Energy compensation committee prior to completion of the merger. See “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 54 for information about the terms of these incentives. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), is $54.25 per share.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE
Successfully integrating the two companies requires dedication and deep operational knowledge, and the boards of directors of Great Plains Energy and Westar Energy believed that continuity of the existing management teams was critically important to the post-closing combined company. In addition, the boards of directors valued the presence of the management teams in our service territories and local communities. The boards of directors also believed members of the management teams were valuable and marketable employees that were entering into an uncertain and challenging period of time following completion of the merger.
To incentivize the continued service, dedication, objectivity and performance of continuing management team members, the board of directors of Great Plains Energy provided an incentive to members of its management, including Mr. Bassham, Mr. Bryant and Ms. Humphrey. The incentive was in the form of cash and restricted stock units. The cash portion was paid concurrent with the closing of the merger, but the net after-tax amount must be repaid if the recipient leaves Evergy for any reason before June 5, 2020. The restricted stock units will “cliff” vest in full on June 5, 2020 and are subject to forfeiture if the recipient leaves Evergy for any reason prior to vesting. The restricted stock units are entitled to additional units if and when dividends are paid. These incentives were disclosed by Great Plains Energy in a Form 8-K filing on June 4, 2018.
To incentivize the continued service, dedication, objectivity and performance of continuing management team members, the board of directors of Westar Energy provided an incentive to members of its management, including Mr. Greenwood and Mr. Somma. The incentive was in the form of restricted stock units. The restricted stock units will vest in one-third increments on each of the first three anniversaries of the grant date (June 4, 2018). Additionally, if the executive’s employment is terminated without cause, the restricted stock units will vest in full. The restricted stock units are entitled to a cash payment if and when dividends are paid. These incentives were disclosed by Westar Energy in a Form 8-K filing on June 4, 2018. Set forth below is the amount of the incentives that apply to our NEOs.

Name	Cash Retention ($)	Equity Retention
		Grant Date Fair Market Value ($)	Restricted Stock Units (#)
Mr. Bassham	500,000	983,833	18,296
Mr. Bryant	333,333	655,871	12,197
Mr. Greenwood	—	998,471	18,405
Mr. Somma	—	898,706	16,566
Ms. Humphrey	333,333	655,871	12,197

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2018. There are no outstanding options.

		Stock Awards
Name		Number of Share of Stock or Units That Have Not Vested (#)(2)		Market Value of Shares of Stock or Units That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)(4)
	Mr. Bassham	75,969	(1)	4,312,760	74,030	4,202,683
	Mr. Bryant	26,970	(1)	1,531,087	21,592	1,225,778
	Mr. Greenwood	18,405		1,044,852	—	—
	Mr. Somma	16,566		940,452	—	—
	Ms. Humphrey	24,864	(1)	1,411,529	16,003	908,490

(1)	Includes reinvested dividends on restricted stock and stock units that carry the same restrictions.

(2)
Reflects time-based restricted stock and time-based restricted stock units that were granted by Great Plains Energy and Westar Energy prior to completion of the merger and that were not vested as of December 31, 2018. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2018. Awards for Mr. Bassham, Mr. Bryant and Ms. Humphrey were granted by Great Plains Energy prior to the merger, and the information below includes reinvested dividend shares. Awards for Mr. Greenwood and Mr. Somma were granted by Westar Energy prior to the merger, and the terms of the award provide for a cash payment to the holder at the time of a dividend payment. Also included are former Great Plains Energy 2016 performance share awards, which, as of December 31, 2018, were earned but not yet vested.

Name		Grant Date	Vesting Date	Number of Shares That Have Not Vested(c)
	Mr. Bassham	March 2, 2016(a)	March 1, 2019	19,392
		March 2, 2016	March 1, 2019	12,231
		March 1, 2017	March 2, 2020	13,053
		March 1, 2018	March 1, 2021	12,698
		June 3, 2018	June 5, 2020	18,595
	Mr. Bryant	March 2, 2016(a)	March 1, 2019	4,331
		March 2, 2016	March 1, 2019	2,732
		March 1, 2017	March 2, 2020	3,807
		March 1, 2018	March 1, 2021	3,704
		June 3, 2018	June 5, 2020	12,396
	Mr. Greenwood	June 4, 2018	(b)	18,405
	Mr. Somma	June 4, 2018	(b)	16,566
	Ms. Humphrey	March 2, 2016(a)	March 1, 2019	4,234
		March 2, 2016	March 1, 2019	2,671
		March 1, 2017	March 2, 2020	2,723
		March 1, 2018	March 1, 2021	2,840
		June 3, 2018	June 5, 2020	12,396

(a)	Represents former Great Plains Energy 2016 performance share awards, which, as of December 31, 2018, were earned but not yet vested.
(b)	Vest in one-third increments on each of the first three anniversaries of the grant date, June 4, 2018.
(c)
In the merger, each share of Great Plains Energy was converted into 0.5981 shares of Evergy common stock, and each share of Westar Energy common stock was converted into 1.0 share of Evergy common stock. Amounts reported in this column have been adjusted to reflect the impact of the exchange ratio.

(3)    The value of the shares is calculated by multiplying the number of shares by the closing market price ($56.77) as of December 31, 2018.

(4)
Reflects the performance share awards that were outstanding as of December 31, 2018. As discussed in “Compensation Discussion and Analysis - Summary and Analysis of Executive Compensation - Equity Compensation - Actions Required by Merger Agreement” on page 45, in connection with the merger the Committee “locked in” all or a portion of each tranche of Great Plains Energy performance shares that were outstanding at the closing of the merger. The table includes the number of “locked in” awards, as well as the awards, at target, that remain subject to performance conditions. The following table summarizes the number of performance shares for each of the outstanding grants as of December 31, 2018. All of the performance-based restricted stock units held by Mr. Greenwood and Mr. Somma vested in connection with the merger, and they are therefore excluded from the table below.

Name	Performance Period	Target Amount at Grant (#)	Exchange Ratio	Adjusted Target Amount (#)	“Locked In” Portion			“At Risk” Portion
					Percent of Target Awards	Target Award (#)	Actual Locked In (#)	Percent of Target Awards	Target Award (#)
Mr. Bassham	2017-2019	61,640	0.5981	36,867	47.49%	17,508	33,143	52.51%	19,359
	2018-2020	62,135	0.5981	37,163	14.14%	5,255	7,452	85.86%	31,908
Mr. Bryant	2017-2019	17,979	0.5981	10,753	47.49%	5,107	9,668	52.51%	5,646
	2018-2020	18,123	0.5981	10,839	14.14%	1,533	2,174	85.86%	9,306
Ms. Humphrey	2017-2019	12,858	0.5981	7,690	47.49%	3,652	6,913	52.51%	4,038
	2018-2020	13,899	0.5981	8,313	14.14%	1,175	1,666	85.86%	7,138

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the vesting of stock awards or restricted stock units held by each of the NEOs during 2018. We have omitted the “Option Awards” columns because our NEOs do not have options. The table includes time-based restricted stock, plus reinvested dividends, and performance shares previously granted by Great Plains Energy, and time-based restricted stock units and performance-based restricted stock units previously granted by Westar Energy. By the terms of the award agreements, all Westar Energy time-based restricted stock units (other than the incentives discussed in the “Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 54) and performance-based restricted stock units vested at closing of the merger.

Name	Vesting or Payment Date	Restricted Stock/Unit Vesting (a)	Reinvested Dividends Vesting	Stock Paid on Performance Shares / Units (a)	Value on Vesting or Payment Date
					Cash Dividends on Performance Share / Unit Vesting ($)	Stock Price ($) (a)	Aggregate Equity Value ($)
Mr. Bassham	March 1, 2018	10,488	1,122	—	—	48.64	564,710
	March 1, 2018	—	—	22,102	116,775	48.64	1,191,758
	March 20, 2018	—	105	—	—	50.93	5,348
Mr. Bryant	March 1, 2018	2,151	210	—	—	48.64	114,839
	March 1, 2018	—	—	4,531	23,937	48.64	244,316
	March 20, 2018	—	40	—	—	50.93	2,037
	September 4, 2018	1,458	153	—	—	57.51	92,630
	September 20, 2018	—	13	—	—	55.77	734
Mr. Greenwood	January 1, 2018	8,945	—	—	—	56.77	507,808
	January 1, 2018	—	—	10,541	48,067	56.77	646,480
	June 4, 2018	9,325	—	—	—	54.00	503,550
	June 4, 2018	—	—	9,325	36,554	54.00	540,104
	June 4, 2018	7,140	—	—	—	54.00	385,560
	June 4, 2018	—	—	7,140	17,136	54.00	402,696
	June 4, 2018	7,635	—	—	—	54.00	412,290
	June 4, 2018	—	—	14,792	11,834	54.00	810,602
Mr. Somma	January 1, 2018	8,755	—	—	—	56.77	497,021
	January 1, 2018	—	—	10,317	47,046	56.77	632,742
	June 4, 2018	9,025	—	—	—	54.00	487,350
	June 4, 2018	—	—	9,025	35,378	54.00	522,728
	June 4, 2018	7,050	—	—	—	54.00	380,700
	June 4, 2018	—	—	7,050	16,920	54.00	397,620
	June 4, 2018	7,540	—	—	—	54.00	407,160
	June 4, 2018	—	—	14,608	11,686	54.00	800,518
Ms. Humphrey	March 1, 2018	2,429	260	—	—	48.64	130,793
	March 1, 2018	—	—	5,120	27,050	48.64	276,059
	March 20, 2018	—	25	—	—	50.93	1,273

(a) In the merger, each share of Great Plains Energy was converted into 0.5981 shares of Evergy common stock, and each share of Westar Energy common stock was converted into 1.0 share of Evergy common stock. Amounts reported in this column have been adjusted to reflect the impact of the exchange ratio.

PENSION BENEFITS
Our officers, including our NEOs, participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy. Mr. Bassham, Mr. Bryant and Ms. Humphrey were previously officers of Great Plains Energy, and Mr. Greenwood and Mr. Somma were previously officers of Westar Energy. The following table sets forth, at December 31, 2018, the present value of accumulated benefits payable to Mr. Bassham, Mr. Bryant and Ms. Humphrey under the KCP&L Pension Plan and the KCP&L SERP, and to Mr. Greenwood and Mr. Somma under the Westar Pension Plan and the Westar Restoration Plan. Additional information about the plans and assumptions follows the table.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Bassham	KCP&L Pension Plan	13.5	563,373	—
	KCP&L SERP	13.0	1,614,172	—
Mr. Bryant	KCP&L Pension Plan	15.0	347,805	—
	KCP&L SERP	15.0	393,601	—
Mr. Greenwood	Westar Pension Plan	26.0	1,094,114	—
	Westar Restoration Plan	26.0	713,400	—
Mr. Somma	Westar Pension Plan	20.0	1,020,589	—
	Westar Restoration Plan	24.0	814,783	—
Ms. Humphrey	KCP&L Pension Plan	11.9	330,753	—
	KCP&L SERP	11.4	318,382	—
KCP&L Pension Plan
The KCP&L Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan for non-union employees hired or rehired on or before December 31, 2013. In 2007, non-union employees who participated in the plan were given a one-time election to remain in their existing Pension Plan and 401(k) Plan (“Old Retirement Plan”) or choose a new retirement program that includes a slightly reduced benefit accrual formula under the KCP&L Pension Plan paired with an enhanced benefit under the KCP&L 401(k) Plan (“Current Retirement Plan”). Mr. Bassham, Mr. Bryant and Ms. Humphrey elected to participate in the Current Retirement Plan. Benefits under the KCP&L Pension Plan are based on the participant’s years of service and the average annual base salary over a specified period. Participants who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the KCP&L Pension Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50 percent of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67 percent per year, capped at 30 years of service. The 50 percent single life annuity will be proportionately reduced if years of credited service are less than 30. Participants may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Participants may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by three percent for each year that commencement precedes age 62. Participants may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Participants also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the KCP&L Pension Plan.
Participants, such as Mr. Bassham, Mr. Bryant and Ms. Humphrey, who elected the Current Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the Current Retirement Plan earn a benefit equal to 1.25 percent of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Participants under the Current Retirement Plan may begin receiving their retirement benefit at age 55, but with a five percent per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the five percent per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the Current Retirement Plan may elect to receive their accrued benefits in the form of one of the annuities described in the preceding paragraph or in a lump sum.
KCP&L SERP
The KCP&L SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the KCP&L Pension Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the KCP&L Pension Plan. Participants under the Current Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). Mr. Bassham, Mr. Bryant and Ms. Humphrey have elected to receive their benefits in a lump sum upon separation from service. For participants, such as Mr. Bassham, Mr. Bryant and Ms. Humphrey, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.
The present value of the accumulated benefits under the KCP&L Pension Plan and KCP&L SERP with respect to each of the participant NEOs is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2018, or age 62; full vesting of accumulated benefits; a discount rate of 4.36 percent for the KCP&L Pension Plan and 4.38 percent for the KCP&L SERP; and use of the Pension Protection Act mortality and lump sum interest rate tables.
Westar Pension Plan
The Westar Pension Plan is a broad-based tax-qualified defined benefit pension plan in which generally all of Westar Energy’s employees hired or rehired on or before May 30, 2018, including NEOs who were formally officers of Westar Energy, are eligible to participate. Mr. Greenwood and Mr. Somma are fully vested in their plan benefits.
The Westar Pension Plan uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty consecutive months that produce the highest monthly average within one hundred twenty consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted stock units and dividend equivalents are not included in the calculation of final average earnings. Mr. Greenwood and Mr. Somma are accruing benefits calculated under the final average earnings formula.
Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:

(1)
1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years; plus

(2)	0.8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of 20 years up to a maximum of 35 years.
Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with 35 years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service. The Westar Pension Plan also allows certain final average earning participants to elect a lump sum payment in lieu of a monthly annuity. In general, the lump sum payment is equivalent to the present value of the accrued benefit.
We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Westar Pension Plan in our 2018 consolidated financial statements. For Mr. Greenwood and Mr. Somma, we calculated the present value of his accrued pension benefit as of December 31, 2018, using a discount rate of 4.35% and use of a Pension Protection Act mortality and lump sum interest rate tables. Benefits under the final average earnings formula were assumed to commence at the earliest unreduced retirement age (62) and be paid in a lump sum 90% of the time and a life annuity 10% of the time. The calculations assume that Mr. Greenwood and Mr. Somma continue to live and will work until the earliest unreduced retirement age.
Westar Restoration Plan
The Westar Restoration Plan replaces benefits lost under the Westar Pension Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Mr. Greenwood and Mr. Somma participate in the Westar Restoration Plan. As a result of having this plan, the retirement benefits for Mr. Greenwood and Mr. Somma are calculated on the same basis as benefits for other covered Westar Energy employees.
Under the terms of the Westar Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under the Westar Pension Plan and the monthly amount that would be payable if the Westar Pension Plan were not subject to such limitations. The amount payable under the Westar Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2018 using a discount rate of 4.38% and use of a Pension Protection Act mortality and lump sum interest rate tables. For this purpose, benefits were assumed to commence at the earliest unreduced retirement age (62).

NONQUALIFIED DEFERRED COMPENSATION

Name		Executive Contribution in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE(4) ($)
	Mr. Bassham	200,000	152,422	110,176	—	1,739,230
	Mr. Bryant	48,218	31,718	2,824	—	82,760
	Mr. Greenwood	—	—	—	—	—
	Mr. Somma	—	—	—	—	—
	Ms. Humphrey	42,689	55,925	21,672	(154,095)	370,158

(1)
The entire amount shown for each NEO is included in the 2018 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table on page 50. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2018 (whether paid in 2018 or 2019). The amounts of 2018 salary deferred are: Mr. Bassham, $200,000; Mr. Bryant, $28,552 and Ms. Humphrey, $27,371. The amounts of 2018 deferred non-equity incentive award compensation are: Mr. Bryant, $19,666 and Ms. Humphrey, $15,318.

(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.
(3)	Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bassham, $64,588, Mr. Bryant, $1,645 and Ms. Humphrey, $12,694.
(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Bassham, $308,585 (2017) and $174,165 (2016); and Ms. Humphrey, $151,621 (2017) and $107,079 (2016). No amounts were previously reported as compensation for Mr. Bryant.

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. All participants can defer up to 50 percent of their January 1 base salary and up to 100 percent of awards under cash incentive plans. The DCP provides for a matching contribution credited to the participants’ DCP account and this matching contribution is determined by applying the participant’s applicable 401(k) matching formula to the deferral amount, subject to other deferral provisions as outlined in the plan.  Officers who are legacy Great Plains Energy officers and officers who are legacy Westar Energy officers participate in different 401(k) plans.  Mr. Bassham, Mr. Bryant and Ms. Humphrey receive a matching contribution in an amount equal to 100 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. Mr. Greenwood and Mr. Somma receive a matching contribution in an amount equal to 75 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on Evergy’s weighted average cost of capital. The rate was set at 7.4 percent for 2018 and this interest rate applies to all deferral amounts, compounded monthly. Prior to rendering the services to which deferred compensation relates, participants must elect to have the deferred compensation paid either at a specified date or upon separation from service.  For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
As of December 31, 2018, we were bound by the change-in-control agreements that Great Plains Energy and Westar Energy had previously entered into with their officers. For the reasons noted elsewhere in this proxy statement, the Committee believes that change-in-control agreements are important, and, subsequent to December 31, 2018, the Committee replaced the legacy agreements with a new change-in-control agreement to conform terms and reflect current market practices. For information on why the Committee believes change-in-control agreements are necessary and in the best interests of shareholders, see “Compensation Discussion and Analysis - Summary and Analysis of Executive Compensation - Change-in-Control Severance Agreements” above.
Payments under Evergy Change-in-Control Severance Agreements
The change-in-control agreements Evergy entered into with its officers, including its NEOs, specify the benefits payable in the event their employment is terminated within two years of a “Change-in-Control” or within a “protected period.” Generally, a “Change-in-Control” occurs if:

•	any person becomes the beneficial owner of at least 35 percent of our outstanding voting securities;

•	a change occurs in the majority of our Board;

•	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60 percent of the voting power of the surviving entity); or

•
a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60 percent of the voting power after such disposition or sale).

A “protected period” starts when:

•	we enter into an agreement that, if consummated, would result in a change-in-control;

•	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change-in-control;

•	any person becomes the beneficial owner of 10 percent or more of our outstanding voting securities; or

•	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a change-in-control.
The protected period ends when the change-in-control transaction is consummated, abandoned or terminated.
Our change-in-control arrangements are “double trigger,” meaning that benefits are only paid if we experience a change-in-control and the NEO’s employment is terminated by the Company other than for “Cause” or by the NEO for “Good Reason” within two years of a change-in-control or protected period. “Cause” includes:

•	fraud, embezzlement or material misappropriation of any funds, confidential information or property;

•
indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful;

•
any willful action or omission that (i) (a) would constitute grounds for immediate dismissal under any Evergy employment policy, (b) is a material violation of such policy and (c) in the determination of the Committee, could result in damage, liability or reputational harm to Evergy, including use of illegal drugs while on the premises of Evergy, or (ii) is a violation of sexual harassment laws or the internal sexual harassment policy of Evergy;

•	gross negligence or willful misconduct in performance of duties or in following reasonable instructions of the Board; or

•	any material breach or violation of any material provision of the restrictive covenants contained in the agreement.
An employee has “Good Reason” to terminate employment if:

•
there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period;”

•	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);

•	there is any material reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period;”

•	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period;” or

•	Evergy fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the change-in-control agreements.
The change-in-control agreements do not provide to any officer gross-ups of any payment made for applicable excise taxes. Any change-in-control benefits payable under the agreement are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Evergy with respect to any disputes.
Under the change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer, including each NEO, would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination, plus (ii) two times the officer’s five-year average short-term bonus, plus (iii) the value of any unvested portion of employer contributions made on behalf of the officer under Evergy’s DCP, plus (iv) the premium cost to cover the officer and, if applicable, his or her beneficiaries under Evergy’s health and welfare plans for two years.
The following table sets forth our payment obligations under the Evergy change-in-control agreements and other compensatory plans if, following a change-in-control, we terminate the NEO without “Cause” or the NEO leaves for “Good Reason.” The table does not include amounts that are due to the NEOs, such as accrued salary and bonus and amounts due under retirement and deferred compensation plans. The amounts shown in the table assume that the Evergy change-in-control agreements were entered into on or prior to December 31, 2018 and that the termination took place on December 31, 2018.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)
Two Times Salary(1)	1,900,000	1,040,000	1,040,000	990,000	968,000
Two Times Bonus(2)	1,390,816	478,418	564,928	537,768	464,347
Performance Share Awards Vesting(3)	6,627,024	1,850,404	—	—	1,428,868
Restricted Stock (Units) Vesting(4)	3,211,946	1,285,253	1,053,594	948,321	1,171,200
Health and Welfare(5)	67,501	66,335	67,356	81,846	49,418
Accrued Vacation	73,077	40,000	1,250	5,712	37,231
Tax Gross-Up(6)	—	—	—	—	—
Total	13,270,364	4,760,410	2,727,128	2,563,647	4,119,064
(1) The NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2) The NEOs receive two times their average annualized annual incentive compensation awards. Westar Energy did not provide to Mr. Greenwood and Mr. Somma annual incentive compensation awards and, as such, the amount in this row for each represents two times the 2018 second half incentive awards.
(3) In the event of a “change-in-control” and termination of employment without cause or for good reason, the LTIP provides that all performance share grants are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance shares, valued at the $56.77 closing price of our stock on December 31, 2018, plus accrued cash dividends. Performance incentives held by Mr. Greenwood and Mr. Somma vested upon the closing of the merger between Great Plains Energy and Westar Energy and, as such, they did not have any performance incentives outstanding at December 31, 2018.
(4) In the event of a change-in-control and termination of employment without cause or for good reason, the LTIP provides that all restrictions on restricted stock and restricted stock unit grants are removed. The amounts shown reflect the aggregate number of restricted stock (unit) grants outstanding as of December 31, 2018, plus reinvested dividends carrying the same restrictions, valued at the $56.77 closing price of our stock on December 31, 2018.
(5) The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.
(6) Under the new change-in-control agreements, officers are not entitled to be grossed-up for any excise tax payments. Rather, officers will receive the greater of (i) an amount that is capped such that any such taxes are not due and (ii) an amount due under the agreement after the officer pays the applicable excise taxes.
Payments under Legacy Change-in-Control Severance Agreements
As of December 31, 2018, we were bound by the change-in-control agreements that Great Plains Energy and Westar Energy had previously entered into with their officers. These legacy change-in-control agreements were replaced by the Evergy agreements described above in 2019 and will not apply to any transaction following the merger of Westar Energy and Great Plains Energy. The merger involving Great Plains Energy and Westar Energy constituted a change-in-control transaction under the agreements from both companies.
Legacy Great Plains Energy Change-in-Control Severance Agreements
The change-in-control agreements Great Plains Energy entered into with Mr. Bassham, Mr. Bryant and Ms. Humphrey specified the benefits payable in the event their employment was terminated within two years of a “Change-in-Control” or within a “protected period.” “Change-in-Control” and “protected period” are defined under the legacy Great Plains Energy change-in-control agreements in a substantially similar manner as those concepts are defined in the Evergy change-in-control agreements, as described above.
The legacy Great Plains Energy change-in-control arrangements were “double trigger,” meaning that benefits were only paid if Great Plains Energy experienced a change-in-control and the officer’s employment was terminated other than for “Cause” or by the officer for “Good Reason” within two years of a change-in-control or protected period. “Good Reason” is defined under the legacy Great Plains Energy change-in-control agreements in a substantially similar manner as it is defined in the Evergy change-in-control agreements, as described above. “Cause” under the legacy Great Plains Energy agreements included:

•	a material misappropriation of any funds, confidential information or property;

•	the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

•	willful damage, willful misrepresentation, willful dishonesty or other willful conduct that can reasonably be expected to have a material adverse effect on Great Plains Energy; or

•	gross negligence or willful misconduct in performance of the employee’s duties (after written notice and a reasonable period to remedy the occurrence).
The legacy Great Plains Energy change-in-control arrangements provided for a gross-up for applicable excise taxes, which is a benefit that Evergy eliminated in its change-in-control agreements. Any change-in-control benefits payable under the legacy agreements were subject to execution of an agreement by the officer releasing claims against Great Plains Energy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Great Plains Energy with respect to any disputes.
Under the legacy Great Plains Energy change-in-control arrangements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination, plus (ii) two times the officer’s five-year average short-term bonus, plus (iii) the actuarial present value of pension plan benefits for two additional years of service, plus (iv) the value of any unvested portion of employer contributions made on behalf of the officer under the Great Plains Energy deferred compensation plan. The legacy Great Plains Energy change-in-control arrangements also required that Great Plains Energy provide health and welfare benefits for the officer, and if applicable his or her beneficiaries, for two years.
Legacy Westar Energy Change-in-Control Severance Agreements
The change-in-control agreements Westar Energy entered into with Mr. Greenwood and Mr. Somma specified the benefits payable in the event their employment is terminated within three years of a “Change-in-Control.” The phrase “Change-in-Control” under the legacy Westar Energy agreements generally meant the sale of all or substantially all of Westar Energy’s assets, a person becoming the beneficial owner of 20 percent or more of Westar Energy’s outstanding voting securities, a merger or consolidation or Westar Energy’s continuing directors ceasing for any reason to constitute a majority of the board of directors.
The legacy Westar Energy change-in-control arrangements were “double trigger,” meaning that benefits were only paid if Westar Energy experienced a change-in-control and the officer’s employment was terminated other than for “Cause” or by the officer for “Good Reason” within three years of a change-in-control.
The term “Cause” under the legacy Westar Energy agreements generally meant the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to Westar Energy, the officer’s willful and repeated failure to perform substantially his or her material job duties, the officer’s engaging in significant activity that is materially harmful to Westar Energy’s reputation or the officer’s breach of his or her fiduciary responsibilities.
The phrase “Good Reason” under the legacy Westar Energy agreements generally meant any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside Westar Energy’s Kansas retail electric service territory or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

Under the legacy Westar Energy change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as, among other benefits:

•
a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on Westar Energy’s annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units) and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of Westar Energy’s stock price at the date of the change in control or the date of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•
participation in Westar Energy’s (or its successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to the officer at the time of termination; and

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service.
Under the legacy Westar Energy change-in-control agreements, if necessary to avoid excise taxes, the severance payments would have been reduced to the maximum amount that could have been paid without triggering excise taxes, and there would have been no gross-up payments to executive officers for taxes they incur as a result of receiving change-in-control payments.
Payments under Legacy Change-in-Control Severance Agreements
The following table sets forth our hypothetical payment obligations under the legacy Great Plains Energy and legacy Westar Energy change-in-control agreements and other compensatory plans if, following a change-in-control, we terminate the NEO without “cause” or the NEO leaves for “good reason.” The table does not include amounts that are due to the NEOs, such as accrued salary and bonus and amounts due under retirement and deferred compensation plans. The amounts shown in the table for each NEO assume that the termination took place on December 31, 2018.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)
Two Times Salary(1)	1,900,000	1,040,000	1,040,000	990,000	968,000
Two Times Bonus(2)	1,390,816	478,418	—	—	464,347
Annual Bonus(3)	1,425,460	610,236	—	—	468,918
Additional Retirement Benefits(4)	623,331	443,532	93,792	100,555	377,788
Performance Share Awards Vesting(5)	6,627,024	1,850,404	—	—	1,428,868
Restricted Stock (Units) Vesting(6)	3,211,946	1,285,253	1,053,594	948,321	1,171,200
Annual Restricted Stock Units Value(7)	—	—	1,780,329	1,758,177	—
Health and Welfare(8)	58,021	56,855	56,614	56,360	43,101
Accrued Sick Leave and Vacation(9)	73,077	40,000	61,250	62,827	37,231
Tax Gross-Up(10)	4,202,857	1,822,786	—	—	1,383,882
Change-in-Control Reduction (11)	—	—	—	—	—
Total	19,512,532	7,627,484	4,085,589	3,916,240	6,343,335

(1) The NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2) Mr. Bassham, Mr. Bryant and Ms. Humphrey receive two times their average annualized annual incentive compensation awards.
(3) The change-in-control agreements for Mr. Bassham, Mr. Bryant and Ms. Humphrey provide for a bonus at least equal to the average annualized incentive awards paid during the last five fiscal years of the Company (or the number of years they worked for the Company) immediately before the fiscal year in which the change-in-control occurs, prorated for the number of days employed in the year in which the change-in-control occurred.
(4) The amounts reflect the present value of the benefit arising from additional years of service credited upon a change-in-control. The NEOs are credited for two additional years of service. These benefits are paid through our SERP and Retirement Restoration Plan.
(5) In the event of a “change-in-control” and termination of employment without cause or for good reason, the LTIP provides that all performance share grants are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance shares, valued at the $56.77 closing price of our stock on December 31, 2018, plus accrued cash dividends. Performance incentives held by Mr. Greenwood and Mr. Somma vested upon the closing of the merger between Great Plains Energy and Westar Energy and, as such, they did not have any performance incentives outstanding at December 31, 2018.
(6) In the event of a change-in-control and termination of employment without cause or for good reason, the LTIP provides that all restrictions on restricted stock and restricted stock unit grants are removed. The amounts shown reflect the aggregate number of restricted stock (unit) grants outstanding as of December 31, 2018, plus reinvested dividends carrying the same restrictions, valued at the $56.77 closing price of our stock on December 31, 2018.
(7) For Mr. Greenwood and Mr. Somma, the average of the high and low stock price of December 31, 2018 ($56.395) was used to determine the Annual RSU Grant value, as required by the terms of the change-in-control agreements.
(8) The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.
(9) Each of the NEOs is entitled to be paid for accrued but unused vacation, and the change-in-control agreements with Mr. Greenwood and Mr. Somma also provide for a payment equal to accrued and unused sick pay.
(10)Because the change-in-control agreements with Mr. Bassham, Mr. Bryant and Ms. Humphrey were entered into before August 2013, they provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (“Section 280G gross-up payments”). We have calculated these payments based on the estimated payments discussed above. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-change-in-control period and post-change-in-control period service, such as the value attributed to non-compete provisions. In the event that payments are due under change-in-control agreements, we would perform evaluations to determine the reductions attributable to these services.
(11)Pursuant to the terms of the change-in-control agreements for Mr. Greenwood and Mr. Somma, the change-in-control payments are reduced to eliminate payment of excise taxes.
Retirement
Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, retirement benefits and deferred compensation, among other benefits. Please refer to the “Pension Benefits” section of this proxy statement for information regarding retirement benefits and the “Non-qualified Deferred Compensation” section of this proxy statement for information on deferred compensation.
Performance share and restricted stock awards previously granted by Great Plains Energy are forfeited upon retirement, unless the Board took other action in its sole discretion. Time-based restricted stock previously granted by Westar Energy vest on a prorated basis. Retirees are eligible for a prorated portion of annual incentive plan awards.
Death or Disability
In the event of death or disability, the NEO or their beneficiary would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above. In addition, the outstanding performance share, restricted stock, time-based restricted stock unit and annual incentive plan awards would be payable as described in the “Retirement” section above.
Resignation or Termination
In the event of resignation or termination, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would be terminated, unless the Board took other action in its sole discretion.
CEO PAY RATIO
We are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of an employee whose compensation is at the median of all employee compensation (excluding the principal executive officer). Mr. Terry Bassham is our principal executive officer.
To identify the median employee, we compiled a list of 4,876 employees who were employed full-time, part-time or seasonally on October 1, 2018. Our workforce is located almost exclusively in two states, with approximately 46% in Missouri and approximately 54% in Kansas. The average tenure for employees compiled in this list is 14 years of service, approximately 99% are full-time employees and 55% are bargaining unit (union) employees.
We reviewed total cash compensation for each employee on the list to identify the “median employee.” Total cash compensation includes, among other items, earned wages, overtime and short-term incentive and recognition payments. Our “median employee” is a nonunion employee, at a manager level, with an annual base salary of $94,732 and a total annual compensation, calculated in the same manner as is done for Mr. Bassham, of $133,449.
Mr. Bassham had 2018 total annual compensation of $6,826,844 as reflected in the Summary Compensation Table. As a result, we estimate that the ratio of Mr. Bassham’s total annual compensation to that of our median employee was approximately 51:1.
As discussed elsewhere in this proxy statement, 2018 was a unique year that included the merger of Great Plains Energy and Westar Energy to create Evergy. To ensure that key employees were incentivized in the merger, both Great Plains Energy and Westar Energy offered incentives to employees who were director-level and above. As is normal, the value of these incentives depended on the level within the organization. Mr. Bassham received a one-time incentive in 2018 with a value of $1,483,833. Excluding this one-time incentive, we estimate that the ratio of Mr. Bassham’s total annual compensation to that of our median employee would have been approximately 40:1.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 2 on the Proxy Card
The Board believes that providing shareholders with an advisory vote on executive compensation can produce useful information on investors’ views of the Company’s executive compensation program. As a result, and in accordance with SEC rules, we annually are providing shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as described starting in the “Compensation Discussion and Analysis” section starting on page 33 of this proxy statement. Although the vote is advisory and non-binding on the Company, we value the opinions of our shareholders and the Compensation and Leadership Development Committee intends to consider this vote when making future compensation decisions.
As discussed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which we urge you to review carefully, our compensation principles and programs are designed to attract, motivate and retain key executives, who are crucial to achieving the Company’s business objectives and maximizing shareholder value. Approximately 96% of Great Plains Energy shareholders voting on the company’s most recent executive compensation proposal approved the proposal, and approximately 96% of Westar Energy shareholders voting on the company’s most recent executive compensation proposal approved the proposal. Accordingly, we believe that our shareholders have agreed that the compensation programs of, and the approach utilized by, our predecessor companies have been reasonable and appropriate.
We believe our 2019 executive compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

•
Independent Committee. The Committee is comprised of six directors, each of whom is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, a “non-employee director” under the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code.

•
Independent Consultant. For 2018, the Committee directly retained the two independent compensation consultants that historically advised Great Plains Energy and Westar Energy - Mercer and Meridian - to evaluate, and provide advice with respect to, our executive compensation program.

•
Executive Sessions. Time is allocated on each regular Committee meeting for the Committee to meet in executive session without the presence of management. The Committee at times will include its independent compensation consultant or other advisors for all or a part of these sessions.

•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our chief executive officer is expected to hold an equity level of at least five times base salary. Other executive officers, including the other NEOs, are expected to hold equity that is either two or three times their base salaries.

•	Clawback Policy. We have the ability to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in our financial statements.

•	Risk Assessment of Compensation Plans. We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on us.

•
Change-in-Control Benefit Triggers. Our Change-in-Control Severance Agreements have a “double trigger” and require both a change-in-control and termination of employment prior to the payment of severance benefits, if any, and do not contain any excise tax gross-up features.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•	No Dividend Payments for Unvested Performance Awards. Dividends are not paid on unvested performance awards, unless and until such awards vest.

•	Modest Perquisites. We provide only modest perquisites that we believe provide a retention benefit to Evergy and its shareholders.

•
Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation depends on our performance in an effort to align the economic interests of our executive officers with our shareholders.

•
Short Selling, Hedging and Pledging. Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and from pledging the same as collateral.

The Board strongly endorses our compensation program and recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the Executive Compensation section, the compensation tables, related footnotes and narrative discussion of this proxy statement.”
The Board of Directors unanimously recommends a vote FOR this proposal.
ADVISORY VOTE ON FREQUENCY OF THE
VOTE ON EXECUTIVE COMPENSATION
Item 3 on the Proxy Card
Under SEC rules and regulations, shareholders have an opportunity to vote, on a non-binding, advisory basis on whether the frequency of the advisory vote on our executive compensation should occur every one, two or three years. This frequency vote must occur at least once every six years. Approximately 86% of Great Plains Energy shareholders voting on the company’s most recent say on frequency proposal in 2017 supported an annual vote, and approximately 81% of Westar Energy shareholders voting on the company’s most recent say on frequency proposal in 2017 also supported an annual vote. After careful consideration, the Board believes that an advisory vote that occurs every year is the best alternative for the Company and its shareholders, and therefore recommends that our shareholders vote for a one-year interval.
The Board believes that providing our shareholders with an annual opportunity to provide their views on executive compensation is consistent with good governance principles. We believe that the one-year interval provides regular accountability and communication between the Company and our shareholders, and most directly corresponds with the executive compensation information presented to our Board and Compensation and Leadership Development Committee. We value the opinions of our shareholders and plan to consider this vote when deciding the frequency of future advisory votes on executive compensation. We may decide that it is in the best interest of our shareholders and the Company to hold the advisory vote on executive compensation more or less frequently than the frequency receiving the most votes.
The Board is asking shareholders to indicate their preference among the choices on the frequency of future advisory votes on the compensation of the Company’s named executive officers: every one, two or three years.
The Board unanimously recommends an advisory vote on executive compensation every ONE year.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Item 4 on the Proxy Card
Deloitte & Touche has acted as the independent registered public accounting firm for each of Great Plains Energy and Westar Energy since 2002. Additionally, Deloitte & Touche has acted as the independent registered public accounting firm for Evergy in 2018. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm for 2019 and has directed that management submit such selection to shareholders for ratification at the annual meeting.
Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives from Deloitte & Touche are expected to be present at the annual meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.
The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for 2019.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for Evergy and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. Evergy provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.
Fees paid to Deloitte & Touche
The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2018 and 2017, and for other services rendered during 2018 and 2017. Amounts in 2017 and through June 4, 2018, the date of the closing of the merger, relate to services provided to both Great Plains Energy and its subsidiaries and Westar Energy and its subsidiaries, and amounts from June 4, 2018 through the end of 2018 relate to services provided to Evergy and its subsidiaries. All such services were pre-approved by the applicable audit committee. Out-of-pocket costs incurred in connection with these services are also shown.

Fee Category	2018	2017
Audit Fees	$5,735,396	$5,352,600
Audit-Related Fees	$139,000	$98,000
Tax Fees	$34,765	$37,802
All Other Fees	$5,895	$12,395
Total Fees:	$5,915,056	$5,500,797

Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.
Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.
All Other Fees: Consist of fees for technical accounting training and subscription fees for an accounting research tool.
AUDIT COMMITTEE REPORT
The Audit Committee is currently comprised of six independent directors. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our Board has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Hawley as that expert. The Audit Committee operates under a written charter that was adopted on June 4, 2018. A copy of the Audit Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s website at www.evergyinc.com. As required by the charter, the Audit Committee periodically reviews the charter and recommends any changes to the Company’s Nominating, Governance and Corporate Responsibility Committee for approval.
Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Audit Committee also periodically reviews and discusses the Company’s policies, processes and frameworks with respect to risk assessment and risk management, and oversees the Company’s internal audit function. The Audit Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee oversees the engagement of the independent registered public accounting firm, including fees.  The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service.
The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). During 2018, the Company’s independent registered public accounting firm was Deloitte & Touche LLP. Deloitte & Touche has acted as the independent registered public accounting firm for each of Great Plains Energy and Westar Energy since 2002.
In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the PCAOB.
In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee’s activities in 2018 included the following:

•
reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management, the Company’s chief audit executive and Deloitte & Touche, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function;

•	discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by PCAOB Auditing Standard No. 1301, Communications with Audit Committee; and

•
received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

During 2018, at each of its regularly scheduled meetings, the Audit Committee met in separate private sessions with either the chief executive officer or the senior members of the Company’s financial management team, the Company’s chief audit executive and, if applicable, the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Audit Committee’s chairman and the Company’s chief audit executive, in consultation with the Company’s Corporate Secretary.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee

Thomas D. Hyde, Chair Charles Q. Chandler IV Scott D. Grimes Richard L. Hawley Ann D. Murtlow S. Carl Soderstrom Jr.
OTHER BUSINESS
Evergy is not aware of any other matters that will be presented for shareholder action at the annual meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E56994-P18710 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERGY, INC.

Vote on Directors

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Terry Bassham	06) Richard L. Hawley	11) Sandra J. Price
02) Mollie Hale Carter	07) Thomas D. Hyde	12) Mark A. Ruelle
03) Charles Q. Chandler, IV	08) B. Anthony Isaac	13) John J. Sherman
04) Gary D. Forsee	09) Sandra A.J. Lawrence	14) S. Carl Soderstrom Jr.
05) Scott D. Grimes	10) Ann D. Murtlow	15) John Arthur Stall

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the 2018 compensation of the Company's named executive officers.	▢	▢	▢

The Board of Directors recommends you vote ONE year for the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, on a non-binding advisory basis, the frequency of the advisory vote on named executive officer compensation.	▢	▢	▢	▢

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2019.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion.

Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please bring this ticket to the Annual Meeting

Notice of Annual Meeting of Shareholders

EVERGY, INC.

2019 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of the Company's directors, to approve on a non-binding advisory basis the 2018 compensation of the Company's named executive officers, to recommend on a non-binding advisory basis the frequency of the advisory vote on named executive officer compensation, to ratify the appointment of our independent registered public accounting firm for 2019, and such other business as may properly come before the meeting, or any adjournment thereof.

Tuesday, May 7, 2019

10:00 a.m. Central Daylight Time

Wichita Operations Center

4025 N. Toben

Wichita, KS 67226

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in PDF format. There is no cost to you for this service other than any charges imposed by your Internet Provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Evergy's Investor Relations department at 1-800-245-5275.

E56995-P18710

EVERGY, INC.

Wichita Operations Center, 4025 N. Toben, Wichita, KS 67226

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2019

The undersigned hereby appoints Terry Bassham, Anthony D. Somma and Heather A. Humphrey and each of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Evergy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2019, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy also provides voting instructions to the plan administrators of the Evergy, Inc. 401(k) Plan and the Western Evergy, Inc. 401(k) Plan.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. **If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Evergy, Inc.'s Board of Directors.** If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board.

The Board of Directors recommends a vote FOR each of the nominees listed in Item 1, FOR Items 2 and 4, and ONE year frequency for the say on frequency vote (Item 3).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Continued and to be signed on reverse side